Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

DATED AS OF JUNE 23, 2004

BY AND BETWEEN

ELOYALTY CORPORATION

and

INTERELATE, INC.

LIST OF EXHIBITS
Exhibit A	-	Escrow Agreement
Exhibit B	-	Non-Solicitation Agreements
Exhibit C	-	Charter Amendment
Exhibit 5.03	-	Purchaser Consents
Exhibit 8.03(h)	-	Legal Opinion
Exhibit 9.01	-	Offered Employees

Asset Purchase Agreement

     THIS ASSET PURCHASE AGREEMENT (as the same may be amended from time to time in accordance herewith, this “Agreement”) is made and entered into as of June 23, 2004 by and between ELOYALTY CORPORATION, a Delaware corporation (“Purchaser”), and INTERELATE, INC., a Delaware corporation (the “Seller”).

Recitals

     WHEREAS, Purchaser wishes to purchase from Seller and Seller wishes to sell to Purchaser all of the Purchased Assets (defined herein), and Purchaser wishes to assume all of the Assumed Liabilities (also defined herein), all upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I

Definitions

     Section 1.01 Specified Definitions As used in this Agreement, the following terms shall have the following meanings:

     “Affiliate” means, for any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

     “Agreement” has the meaning set forth in the first paragraph of page one hereto.

     “Alternative Acquisition” has the meaning set forth in Section 6.02(a).

     “Alternative Acquisition Proposal” has the meaning set forth in Section 6.02(b)

     “Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Entity, and (ii) Orders of any Governmental Entity.

     “Assigned Contracts” means the (i) Assigned Customer Contracts, (ii) Assigned IP Agreements, (iii) Assigned Personal Property Leases, (iv) Assigned Purchase Contracts, (v) Assigned Real Property Leases, (vi) those other Contracts of Seller or any Seller Subsidiary set forth on Schedule 1.01(a) to the Seller Disclosure Schedule, and (vii) such other Contracts of Seller or any Seller Subsidiary as are of a nature described in the foregoing clauses (i) through (vi) and were entered into between the date hereof and the Closing Date in the Ordinary Course of Business in accordance with the terms and conditions of this Agreement.

     “Assigned Customer Contracts” means the purchase orders and other Contracts for the sale by Seller or the Seller Subsidiaries of goods, materials or services set forth on Schedule 1.01(b) to the Seller Disclosure Schedule.

     “Assigned IP Agreements” means the Intellectual Property Agreements set forth on Schedule 1.01(c) to the Seller Disclosure Schedule.

     “Assigned Personal Property Leases” means the leases of equipment, machinery, computer hardware and other personal property by Seller set forth on Schedule 1.01(d) to the Seller Disclosure Schedule.

     “Assigned Purchase Contracts” means the purchase orders and other Contracts for the purchase by Seller of goods, materials or services set forth on Schedule 1.01(e) to the Seller Disclosure Schedule.

     “Assigned Real Property Leases” means the leases of real property by Seller set forth on Schedule 1.01(f) to the Seller Disclosure Schedule.

     “Assumed Liabilities” has the meaning specified in Section 2.03.

     “Assumption Agreement” means an assumption agreement pursuant to which Purchaser assumes as of the Closing all of the Assumed Liabilities, in form and substance that is reasonably acceptable to Seller.

     “Basket” has the meaning set forth in Section 11.02.

     “Bill of Sale” means a bill of sale pursuant to which Seller and each applicable Seller Subsidiary sells, transfers, conveys and assigns to Purchaser all of their rights title and interest in and to the Purchased Assets, in form and substance that is reasonably acceptable to Purchaser.

     “Books and Records” means all books of account, records, files and invoices, including all confidential information, equipment maintenance data, employee files (for Transferred Employees only), accounting records, inventory records, sales and sales promotional data and materials, advertising materials, sales training materials, educational support program materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs and brochures, blueprints, research and development files, patent disclosures, correspondence, litigation files and any other records and data, except in each case to the extent included in, or related to, any Excluded Assets.

     “Business Day” means any day other than a Saturday, Sunday or day on which banks in the City of Chicago, Illinois are authorized or obligated by Applicable Law to be closed.

     “Cash” means all cash and cash equivalents determined in accordance with GAAP, together with all non-marketable securities and short term investments.

     “Charter Amendment” means an amendment to the Seller Charter in the form set forth as Exhibit C.

     “Closing” means the closing of the transactions contemplated by this Agreement.

     “Closing Consideration” means (i) $4,900,000, minus (ii) the Deposit Amount, and (iii) to the extent applicable, (A) plus the amount of any Estimated Working Capital Increase or (B) minus the amount of any Estimated Working Capital Decrease.

     “Closing Date” means the date on which the Closing occurs.

     “Closing Payment” has the meaning set forth in Section 3.01.

     “Closing Statement” has the meaning set forth in Section 3.05(a).

     “Closing Working Capital Amount” means the amount of the Working Capital as of the Closing.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Stock” means the common stock, par value $.01 per share, of Seller.

     “Computer System” has the meaning set forth in Section 4.15.

     “Confidentiality Agreement” means the letter regarding confidentiality between Purchaser and Seller dated February 19, 2004.

     “Consent” means any consent, approval, license, waiver, authorization or Permit.

     “Contract” means any contract, lease, sublease, license, indenture, note, bond, mortgage, agreement, Permit, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement (whether written or oral).

     “CPA Firm” has the meaning set forth in Section 3.05(b).

     “Current Assets” means all current and other assets determined in accordance with GAAP to the extent identified on Schedule 1.01(g) to the Seller Disclosure Schedule as being items of type or nature to be included in the calculation of “Working Capital” for purposes of this Agreement, excluding any such assets to the extent comprising or relating to any asset, property or right that is not assigned to Purchaser (and therefore not included in the Purchased Assets) by virtue of Section 3.08.

     “Current Liabilities” means all current and other liabilities determined in accordance with GAAP to the extent identified on Schedule 1.01(g) to the Seller Disclosure Schedule as being items of type or nature to be included in the calculation of “Working Capital” for purposes of this Agreement.

     “Customer Certificate” means a certificate addressed to Purchaser from a customer of Seller or any Seller Subsidiary, dated as of the Closing Date (or such other date as is acceptable to Purchaser), in form acceptable to Purchaser (i) identifying the Contracts to which such customer is a party with Seller or any Seller Subsidiary and (ii) stating that such Contracts are in full force and effect and, to the knowledge of the customer, that Seller and the Seller Subsidiaries are not in default under such Contracts and no event has occurred and is continuing that, with notice or the lapse of time or both, would constitute a default by any of them under the Contracts. To the extent a customer from whom Purchaser is requiring a Customer Certificate shall also be delivering a Consent to the transactions contemplated hereby, the Customer Certificate shall incorporate such Consent.

     “Damages” means any and all claims, actions, Liabilities, damages, judgments, assessments, losses, costs and expenses (including reasonable attorneys’ fees and expenses).

     “Deposit Amount” means $100,000, which was deposited by Purchaser with Seller pursuant to the Letter of Intent.

     “DGCL” means the General Corporation Law of the State of Delaware.

     “Employment Laws” has the meaning set forth in Section 4.12(b).

     “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other Applicable Laws (including rules, regulations, codes, common law, plans, injunctions, judgments, Orders, decrees, rulings and charges thereunder) of any Governmental Entity concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, clean-up, transport, or handling of Hazardous Substances.

     “Environmental Permits” means any federal, state and local Permit, registration, or other authorization with respect to Seller or any Seller Subsidiary necessary for the conduct of its business as currently conducted or previously conducted under any Environmental Law.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

     “Escrow Agent” means LaSalle National Bank, or another similar institution selected by Purchaser (with the consent of Seller, which shall not be unreasonably withheld or delayed) prior to the closing, and any Person who becomes successor thereto in accordance with the Escrow Agreement.

     “Escrow Agreement” means an escrow agreement to be entered into among Purchaser, Seller and the Escrow Agent in substantially the form of Exhibit A, with such changes thereto as the Escrow Agent may reasonably request.

     “Escrow Amount” means $800,000.

     “Escrow Fund” has the meaning set forth in Section 3.06.

     “Estimated Working Capital Amount” means an estimate of the Closing Working Capital Amount based on (i) the Working Capital as of April 30, 2004 shown on the statement attached hereto as Schedule 1.01(g) to the Seller Disclosure Schedule, and (ii) an estimate of the increases and decreases of the various components of Working Capital from April 30, 2004 through the Closing.

     “Estimated Working Capital Decrease” means the amount, if any, by which zero exceeds the Estimated Working Capital Amount.

     “Estimated Working Capital Increase” means the amount, if any, by which the Estimated Working Capital Amount exceeds zero.

     “Estoppel Certificate” means a certificate addressed to Purchaser from a lessor under an Assigned Real Property Lease, dated as of the Closing Date (or such other date as is acceptable to Purchaser), in form acceptable to Purchaser (i) identifying the Lease documents, (ii) stating that the Lease is in full force and effect and, to the knowledge of the lessor, that the tenant is not in default under the Lease and no event has occurred and is continuing that, with notice or the lapse of time or both, would constitute a default by the tenant under the Lease and (iii) containing any other information reasonably requested by Purchaser.

     “Excess COBRA Liabilities” has the meaning set forth in Section 9.04.

     “Excluded Assets” has the meaning set forth in Section 2.02.

     “Excluded Current Assets” means Cash, and all current and other assets of Seller and the Seller Subsidiaries to the extent identified as “Excluded Current Assets” on Schedule 1.01(g) to the Seller Disclosure Schedule.

     “Excluded Current Liabilities” means all current and other liabilities of Seller and the Seller Subsidiaries to the extent identified as “Excluded Current Liabilities” on Schedule 1.01(g) to the Seller Disclosure Schedule.

     “Excluded Liabilities” has the meaning set forth in Section 2.04.

     “Final Closing Statement” has the meaning set forth in Section 3.05(b).

     “Final Working Capital Decrease” means the amount, if any, by which the Estimated Working Capital Amount exceeds the Closing Working Capital Amount as reflected in the Final Closing Statement.

     “Final Working Capital Increase” means the amount, if any, by which the Closing Working Capital Amount as reflected in the Final Closing Statement exceeds the Estimated Working Capital Amount.

     “Financial Statements” has the meaning set forth in Section 4.06(a).

     “Franke Employment Agreement” means an employment agreement between James Franke and Purchaser, effective as of the Closing Date, entered into upon terms and conditions reasonably satisfactory to Purchaser and reasonably equivalent to those terms enjoyed by James Franke with respect to his aggregate compensation, responsibilities and location pursuant to his employment arrangement with Seller as in effect on the date hereof.

     “GAAP” means, as to any Person, accounting principles generally accepted in the United States of America, applied on a basis consistent with the basis on which the most recent audited financial statements of such Person were prepared prior to the date of this Agreement.

     “Gap Escrow” means a portion of the Escrow Amount equal to $400,000.

     “Governmental Entity” means any:

     (i) federal, state, local, municipal, or foreign government;

     (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, instrumentality or entity and any court or other tribunal); or

     (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

     “Great Plains Assets” has the meaning set forth in Section 2.02(viii).

     “Hazardous Substance” means any hazardous, acutely hazardous, or toxic substance, waste or contaminant, or any other material, including petroleum hydrocarbons and asbestos, regulated under any law regarding the protection or condition of the environment or health or safety and applicable to the material, substance, waste or contaminant in the jurisdiction in which such material, substance, waste or contaminant is located.

     “Indebtedness” means, without duplication, (i) all obligations for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations upon which interest charges are customarily paid, (iv) all obligations under conditional sale or other title retention agreements relating to purchased property, (v) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (vi) all capitalized lease obligations, (vii) all obligations of others secured by a Lien, other than Permitted Liens under clause (i) of the definition thereof, on property or assets of Seller or a Seller Subsidiary, whether or not the obligations secured thereby have been assumed, (viii) all obligations under interest rate or currency hedging transactions (valued at the termination value thereof), (ix) all obligations (including contingent obligations) in respect of letters of credit and (x) all guarantees and arrangements having the economic effect of a guarantee of any indebtedness of any other Person; provided, however, that “Indebtedness” shall exclude in all cases obligations owing to vendors of Seller or any Seller Subsidiary for services and supplies incurred in the Ordinary Course of Business.

     “Indemnified Party” means any Purchaser Indemnified Party or Seller Indemnified Party.

     “Indemnifying Party” means any party from which indemnification is sought pursuant to Article XI.

     “Intellectual Property” means any and all: United States and foreign patents (including continuations, continuations-in-part, reissues and re-examinations thereof) and patent applications; registered and unregistered trade names, trademarks, service names and service marks (and applications for registration of the same) and all goodwill associated therewith; copyrights and copyright registrations (and applications for the same); trade secrets; computer data (including formulations and analyses), computer programs and software (in source code and object code form) and firmware and all related programming, user and systems documentation; proprietary inventions, processes, designs (whether or not patentable or reduced to practice), know-how, recipes and formulae; and all other intellectual property rights and assets.

     “Intellectual Property Agreements” has the meaning set forth in Section 4.17(a).

     “IRS” means the Internal Revenue Service.

     “Knowledge” has the meaning set forth in Section 12.01.

     “Leased Real Property” has the meaning set forth in Section 4.16(b).

     “Leases” has the meaning set forth in Section 4.16(b).

     “Letter of Intent” means the Letter of Intent, dated as of April 22, 2004, between Seller and Purchaser.

     “Liabilities” means any and all debts, liabilities, obligations, responsibilities, fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including any costs, expenses, interests, reasonable attorneys’ fees, disbursements and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

     “LIBOR” means the London Interbank Offered Rate for three-month U.S. Dollar deposits prevailing on the Closing Date.

     “Licensed Intellectual Property” means all Intellectual Property used by Seller or any Seller Subsidiary other than Owned Intellectual Property.

     “Liens” means pledges, liens, charges, rights of others, subleases, easements, title defects, mortgages, licenses, encumbrances, security interests and other adverse claims or interests of any kind or nature whatsoever.

     “Material Contracts” means the Contracts that are or would be required to be set forth in Schedules 4.11(a), 4.16(b), 4.17(a)(iii), or 4.18(a) to the Seller Disclosure Schedule.

     “Non-Solicitation Agreements” means one or more agreements, substantially in the form attached hereto as Exhibit B, to be entered into between Purchaser and each of Senior Management whereby each agrees (i) to not solicit, for a period of eighteen (18) months following the Closing Date, (a) any customers of Purchaser or its Subsidiaries with respect to services the same or substantially similar to those provided by Seller in connection with any business conducted by Seller during the one-year period prior to the Closing Date or (b) any employees of Purchaser or its Subsidiaries, in each case on terms reasonably satisfactory to Purchaser and (ii) to obligations in favor of Purchaser with respect to confidentiality, proprietary information and Intellectual Property relating to the business of Seller and the Seller Subsidiaries that are substantially similar to his or her obligations to Seller with respect thereto.

     “Non-Transferred Employee” means any employee of Seller or any Seller Subsidiary other than a Transferred Employee.

     “Order” means, with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree, or verdict entered, issued, made, or rendered by any court, administrative agency, arbitrator or other Governmental Entity affecting such Person or any of its properties.

     “Ordinary Course of Business” means an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of operations of such Person.

     “Other Financial Statements” has the meaning set forth in Section 4.06(a).

     “Owned Intellectual Property” means all Intellectual Property owned by Seller or any Seller Subsidiary.

     “Permit” has the meaning set forth in Section 4.25.

     “Permitted Liens” means (i) liens for Taxes (which are not related to income, sales or withholding Taxes), assessments and other governmental charges (X) not yet due and payable or due but not delinquent or (Y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Financial Statements, (ii) with respect to the Leased Real Property, (A) easements of record, covenants, rights-of-way and other similar restrictions or other matters which would be shown by a current title report for the property and (B) zoning, building and other similar restrictions, none of which Liens in (A) or (B) is violated by the existing improvements or materially impairs the uses of the Leased Real Property as currently used by Seller or materially detracts from the value thereof as currently used and (iii) liens which may remain outstanding at Closing as set forth on Schedule 1.01(h) to the Seller Disclosure Schedule.

     “Permitted Non-transferable Licenses” means the licenses identified on attachment 13 to Schedule 4.05(b) to the Seller Disclosure Schedule.

     “Person” means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union, or other entity or Governmental Entity.

     “Personal Property” means all machinery, equipment, furniture, fixtures, computer hardware, tools, spare parts, supplies, maintenance equipment and supplies, materials and other items of personal property of every kind and description, including (i) four voice over internet handsets currently located in Seller’s Boulder, Colorado facility and (ii) those items set forth on Schedule 1.01(i) to the Seller Disclosure Schedule.

     “Post-Closing Adjustment” has the meaning set forth in Section 3.05(d).

     “Pre-Closing Certificate” has the meaning set forth in Section 7.06.

     “Preferred Stock” means, collectively, the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

     “Preferred Stock Majority Interest” has the meaning specified in the Seller Charter.

     “Proceedings” means any action, arbitration, audit, hearing, proceeding, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

     “Proxy Statement” means a proxy statement to be sent to holders of Seller Stock in connection with the Seller Stockholders Meeting, which shall include information regarding the condition of Seller, the composition of the Seller Board, payments to management in connection herewith, the plan and timing for any distribution of Seller assets to holders of Seller Stock after Closing and all other information regarding this Agreement and the transactions contemplated hereby as is required to be provided in such a notice under the Seller Charter, the Stockholders Agreement and Applicable Law and in form and substance satisfactory to Purchaser.

     “Purchased Assets” has the meaning set forth in Section 2.01.

     “Purchase Price” means the Closing Consideration as adjusted pursuant to Section 3.05(d).

     “Purchaser” has the meaning set forth in the first paragraph of page one hereof.

     “Purchaser Board” has the meaning set forth in Section 5.02.

     “Purchaser Ancillary Agreements” means the Escrow Agreement and each other agreement to be entered into by Purchaser pursuant hereto or as contemplated hereby.

     “Purchaser Indemnified Parties” shall mean Purchaser, each of its Affiliates and their respective officers, directors, employees, agents and representatives.

     “Purchaser Material Adverse Effect” means any event, circumstance, change or effect that, individually or when taken with all such other events, circumstances, changes and effects, has or could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the ability of Purchaser to consummate the transactions contemplated hereby.

     “Quarterly Financial Statements” has the meaning set forth in Section 4.06(a).

     “Real Property Laws” has the meaning set forth in Section 4.16(f).

     “Receivables” has the meaning set forth in Section 4.24.

     “Representation Termination Date” means the close of business on April 1, 2005.

     “Required Contractual Consents” has the meaning set forth in Section 4.05.

     “Review Period” has the meaning set forth in Section 3.05(b).

     “Seller Ancillary Agreements” means the Escrow Agreement, the Seller Disclosure Schedule and each other agreement to be entered into by Seller or any Seller Subsidiary pursuant hereto or as contemplated hereby.

     “Seller Board” means the Board of Directors of Seller.

     “Seller By-laws” means the by-laws of Seller, as the same may be amended.

     “Seller Charter” means the certificate of incorporation of Seller, as the same may be amended.

     “Seller Disclosure Schedule” means the Disclosure Schedule, dated the date hereof, and executed and delivered by Seller to Purchaser.

     “Seller Employee Stock Options” means all options or rights to acquire Seller Stock granted pursuant to any Seller Plan.

     “Seller Indemnified Parties” means Seller and each Seller Subsidiary.

     “Seller Material Adverse Effect” means any event, circumstance, change or effect that, individually or when taken with all such other events, circumstances, changes and effects, has or could reasonably be expected to have a material adverse effect on the business, prospects, assets, liabilities, results of operations or financial condition of Seller and the Seller Subsidiaries, taken as a whole, or a material adverse effect on the ability of Seller to perform its obligations under this Agreement or the ability of Seller to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following constitute a Seller Material Adverse Effect: (i) any change resulting from conditions affecting the industry in which Seller operates or from changes in general business or economic conditions; (ii) any change resulting from the announcement or pendency of any of the transactions contemplated by this Agreement; (iii) any adverse change arising from or relating to any change in accounting requirements or principles or any change in applicable Laws, rules or regulations or the interpretation thereof; or (iv) any change resulting from compliance by Seller with the terms of, or the taking of any action contemplated or permitted by, this Agreement.

     “Seller Plans” has the meaning set forth in Section 4.11(a).

     “Seller’s Auditors” means Grant & Thornton LLP.

     “Seller Stock” means the Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

     “Seller Stockholder Approval” has the meaning set forth in Section 4.04(c).

     “Seller Stockholder Claims” means any claim or Proceeding by or on behalf of a current or former holder or beneficial owner of any capital stock or other securities of Seller arising out of or relating to the ownership, management, governance or operation of Seller or the Seller Subsidiaries, any violation of securities laws, any breach of fiduciary duties or this Agreement and the transactions contemplated hereby, whether brought or asserted against Seller, any Seller Subsidiary, Purchaser or any other Person.

     “Seller Stockholders Meeting” means a meeting of Seller’s stockholders for the purpose of seeking Seller Stockholder Approval.

     “Senior Management” means Larry Jones, Mary Beth Loesch and Craig Lamborn.

     “Seller Subsidiaries” means all the Subsidiaries of Seller.

     “Series A Majority Interest” has the meaning specified in the Seller Charter.

     “Series B Majority Interest” has the meaning specified in the Seller Charter.

     “Series C Majority Interest” has the meaning specified in the Seller Charter.

     “Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $.01 per share, of Seller.

     “Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $.01 per share, of Seller.

     “Series C Preferred Stock” means the Series C Convertible Preferred Stock, par value $.01 per share, of Seller.

     “Specified Confidentiality Agreements” means any Contract listed in attachment 2 to Schedule 1.01(a) to the Seller Disclosure Schedule to the extent immaterial to Seller and the Seller Subsidiaries.

     “Specified Contracts” has the meaning set forth in Section 4.18(a).

     “Stockholder Waiver” means a document, in form and substance satisfactory to Purchaser, signed by a holder of Seller Stock (i) waiving any Seller Stockholder Claim against any Purchaser Indemnified Party and (ii) agreeing to not take, cause or permit any action that is inconsistent with, or avoid or seek to avoid, any term of the Charter Amendment or this Agreement.

     “Stockholders Agreement” means that Stockholders Agreement, dated as of February 28, 2001, among Seller and the holders of Seller Stock named therein.

     “Subsidiary” means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     “Superior Proposal” has the meaning set forth in Section 10.01(d)(iii).

     “Tax” or “Taxes” means: (i) any income, corporation, gross income, gross receipts, franchise, profits, gains, capital stock, capital duty, withholding, social security (or similar), employment, unemployment, disability, real property, personal property, wealth, welfare, stamp, excise, license, severance, environmental (including taxes under Section 59A of the Code), customs duties, occupation, sales, use, transfer, registration, value added, payroll, premium, property, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax or other tax of any kind whatsoever (whether or not measured in whole or in part by net income and including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority; (ii) any liability by contract or agreement for the payment of any amount of the type described in clause (i) as a result of Seller or any Seller Subsidiary being a successor to or transferee of any other corporation or other entity at any time at or prior to the Closing; (iii) any liability for the payment of any amount of the type described in clause (i) as a result of Seller or any Seller Subsidiary being a member of any affiliated, consolidated, combined, unitary or similar group at or prior to the Closing; and (iv) any interest, penalties and additions to any such tax (whether imposed by Applicable Law, contract, agreement or otherwise and whether or not disputed); provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period shall be deemed to be Taxes for such period regardless of when incurred, accrued, assessed or imposed.

     “Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

     “Tax Return” means all federal, state, local, provincial and foreign returns, declarations, statements, reports, schedules, forms and information returns related to Taxes, and any amendments to any of the foregoing.

     “Terminated Contracts” means those Contracts identified on Schedule 1.01(j) to the Seller Disclosure Schedule and any other Contracts of Seller or any Seller Subsidiary that were terminated prior to the date hereof, in each case to the extent such Contracts include any provision regarding confidentiality which remains in effect or any provision regarding the ownership, use or ongoing rights or obligations with respect to Intellectual Property.

     “Transaction Agreements” means this Agreement, the Seller Ancillary Agreements and the Purchaser Ancillary Agreements.

     “Transferred Employee” has the meaning set forth in Section 9.01.

     “Unassigned Contracts” means any Assigned Contract that is not assigned to Purchaser (and therefore not included in the Purchased Assets) by virtue of Section 3.08.

     “Voting Seller Debt” means any bonds, debentures, notes or other indebtedness of the Seller or any Seller Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Seller or any Seller Subsidiary may vote.

     “Working Capital” means the amount of the total consolidated Current Assets less the amount of the total consolidated Current Liabilities of Seller and the Seller Subsidiaries, determined in accordance with Agreement.

     “Year-End Balance Sheet” has the meaning set forth in Section 4.06(a).

      “Year-End Financial Statements” has the meaning set forth in Section 4.06(a).

      Section 1.02 Other Definitional Provisions

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

     (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

     (d) Terms, other than those defined or referenced in Section 1.01, may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have the specified meaning throughout this Agreement.

     (e) The words “hereof”, “herein”, “hereby”, and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (f) References to an Article or Section, or an Exhibit or Schedule, are (unless otherwise stated) references to an Article or Section of, or an Exhibit or Schedule to, this Agreement.

     (g) For purposes of determining whether a particular number of holders of Seller Stock have taken an action, the affirmative action of any holder of Seller Stock that is not validly issued, fully paid and non-assessable shall not be counted.

ARTICLE II

Purchase and Sale of Assets; Assumption of Liabilities

     Section 2.01 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and shall cause the Seller Subsidiaries to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and the Seller Subsidiaries, all of Seller’s and the Seller Subsidiaries’ right, title and interest in and to all of their properties, assets, rights, claims and contracts, wherever located and in whatever form, real, personal, tangible or intangible, in each case as the same may exist on the Closing Date as a result of purchases, payments, additions, dispositions and other changes, except for the Excluded Assets (collectively, the “Purchased Assets”). Without in any way limiting the generality of the foregoing, the Purchased Assets shall include (other than Excluded Assets) all right, title and interest of Seller and the Seller Subsidiaries in, to and under:

     (i) all Current Assets to the extent that such Current Assets are included in the Closing Working Capital Amount as reflected in the Final Closing Statement;

     (ii) all Personal Property;

     (iii) all Intellectual Property, including such rights to sue and recover for past infringement or misappropriation thereof and to receive all income, royalties, damages and payments for past and future infringements thereof;

     (iv) all Books and Records;

     (v) subject to receipt of any Required Contractual Consents, all rights, title and interest in and under the Assigned Contracts, including all rights to receive goods and services purchased pursuant to such Assigned Contracts and to assert claims and take other actions in respect of breaches or other violations thereof;

     (vi) all rights of Seller and any Seller Subsidiary under any confidentiality or inventors’ rights provisions contained in any agreements with current or former employees and under any confidentiality or Intellectual Property provisions contained in any Terminated Contract or Unassigned Contract, in each case to which any Seller or Seller Subsidiary is or was a party;

     (vii) to the extent assignable, all Permits; and

     (viii) to the extent not included in the foregoing, all other assets of Seller (except for Excluded Assets), including any warranties or other rights, claims, demands or causes of action relating to the Purchased Assets.

     Section 2.02 Excluded Assets. The following assets of Seller and the Seller Subsidiaries shall be retained by Seller and the Seller Subsidiaries and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the “Excluded Assets”);

     (i) all Cash and other Excluded Current Assets;

     (ii) all rights, title and interest in and under any Contract other than the Assigned Contracts, including the Lease of the Seller’s facility in Boulder, Colorado, Terminated Contracts and the employment agreements with employees of Seller who have indicated that they do not intend to become Transferred Employees (including Senior Management), except to the extent expressly provided otherwise in Section 2.01(vi);

     (iii) all refunds, rebates or similar payments of Taxes to the extent such Taxes were paid by or on behalf of Seller or any Seller Subsidiary and all Tax attributes, other than any such refund, rebate or similar payment which relates to any Assumed Liability (which shall be deemed a Purchased Asset);

     (iv) all Tax Returns;

     (v) any Books and Records that Seller or any Seller Subsidiary is required by law to retain (including personnel records) so long as Seller delivers, upon written request from Purchaser and at Purchaser’s cost, at least one copy thereof to Purchaser;

     (vi) the minute books for the board of directors, committees or stockholder meetings, incorporation documents, corporate seal and stock transfer and tax or similar or related corporate records and any other documents relating solely to the organization, maintenance and existence of Seller and any Seller Subsidiary;

     (vii) all interests in Subsidiaries;

     (viii) subject to Section 7.12, one computer server (to be designated by Purchaser) with Great Plains accounting software, historical accounting data, and integrated word processing, spreadsheet and email software (collectively, the “Great Plains Assets”);

     (ix) all rights in connection with and assets of Seller Plans; and

     (x) any rights of Seller under this Agreement, the Purchaser Ancillary Agreements and the Seller Ancillary Agreements.

     Section 2.03 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser agrees to assume and discharge or perform when due, and shall assume pursuant to the Assumption Agreement, all of the following Liabilities (the “Assumed Liabilities”):

     (i) all Current Liabilities to the extent included in the Closing Working Capital Amount as reflected in the Final Closing Statement;

     (ii) all Liabilities and commitments of Seller or any Seller Subsidiary arising under any Assigned Contract or under any Permit constituting a Purchased Asset, that do not relate to any default or breach thereunder by Seller or any Seller Subsidiary on or before the Closing Date or to any obligation performed or due to be performed thereunder by Seller or any Seller Subsidiary on or before the Closing Date;

     (iii) all Liabilities assumed by Purchaser with respect to the Transferred Employees pursuant to Article IX; and

     (iv) all other Liabilities of Seller or any Seller Subsidiary specifically assumed by Purchaser under this Agreement.

     Section 2.04 Excluded Liabilities. Anything in this Agreement to the contrary notwithstanding, except as specifically set forth in Section 2.03, neither Purchaser nor any of its Affiliates shall assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any Seller Stockholder Claim or any other debt, claim, obligation or other Liability of Seller or any of its Affiliates whatsoever (the “Excluded Liabilities”).

ARTICLE III

Purchase Price and Payment

     Section 3.01 Purchase Price. On the Closing Date, in consideration for the Purchased Assets and the agreement of Seller pursuant to Section 7.08, Purchaser shall pay to Seller an aggregate amount equal to the Closing Consideration minus the Escrow Amount (such net amount being referred to as the “Closing Payment”). Purchaser shall, concurrently therewith, deposit the Escrow Amount into the Escrow Fund pursuant to the Escrow Agreement.

     Section 3.02 Closing. Unless otherwise mutually agreed, the Closing will take place on or before July 16, 2004, at 9:00 a.m., Chicago time, at the offices of Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois 60603, on the second Business Day following the satisfaction or waiver of the conditions to Closing set forth in Article VIII (other than those conditions that relate to actions to be taken at the Closing), or at such other place, time or date as Seller and Purchaser may agree.

     Section 3.03 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Purchaser the following:

     (a) a duly executed Assumption Agreement;

     (b) a duly executed Bill of Sale;

     (c) the certificates and other agreements described in Section 8.03;

     (d) a counterpart of the Escrow Agreement duly executed by Seller;

     (e) instruments of assignment with respect to the Assigned Contracts in form and substance reasonably acceptable to Purchaser;

     (f) instruments of transfer with respect to the Intellectual Property in form and substance reasonably acceptable to Purchaser; and

     (g) all such other deeds, endorsements, assignments and other instruments as, in the reasonable opinion of Purchaser, shall be necessary to vest in Purchaser title to the Purchased Assets.

     Section 3.04 Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller the following:

     (a) same day funds by wire transfer in an amount equal to the Closing Payment to an account specified by Seller at least two Business Days prior to the Closing;

     (b) the certificates and other agreements described in Section 8.02;

     (c) a counterpart of the Escrow Agreement duly executed by Purchaser;

     (d) a duly executed Assumption Agreement and such other good and sufficient instruments of assumption as, in the reasonable opinion of Seller, shall be necessary to vest in Purchaser the Assumed Liabilities as of the Closing Date; and

     (e) a duly executed Bill of Sale.

     Section 3.05 Post-Closing Adjustment.

     (a) Preparation of Closing Statement. As soon as practicable (but in any event within 30 days) following the Closing, Seller shall prepare, or cause to be prepared, and deliver to Purchaser a written notice setting forth the Seller’s determination and calculation of the Closing Working Capital Amount (the “Closing Statement”), which shall include such information as is sufficient to reflect how the Seller made such determination and calculation. In no event shall the Closing Statement include any reduction to the bad debt reserve reflected on Schedule 1.01(g) to the Seller Disclosure Schedule as a component of Working Capital inconsistent with the thirteen and one-half percent (13.5%) bad debt methodology currently used by Seller.

     (b) Review of and Resolution of Disputes Relating to Closing Statement. Purchaser shall complete its review of the Closing Statement within 30 days after the later of (i) the date on which the work papers of Seller’s chief financial officer supporting the Closing Statement are first made available to Purchaser, (ii) the date on which the Closing Statement is delivered to Purchaser and (iii) the date on which Seller delivers to Purchaser a list, by invoice number, of all accounts payable and receivable reflected on the Closing Statement (the “Review Period”). In the event that Purchaser determines that any item reflected on the Closing Statement has not been determined on the basis set forth in this Agreement, Purchaser shall so inform Seller in writing (the “Objection”), on or before the last day of the Review Period, setting forth a specific description of the basis or bases of the Objection and the adjustments to the Closing Statement which Purchaser believes should be made. Seller shall have 15 days after the delivery of the

Objection to review and respond to the Objection and the parties shall attempt in good faith to reach an agreement with respect to any matters in dispute. If Seller and Purchaser are unable to resolve all of their differences within 15 days after delivery of the Objection, they shall refer their remaining differences to KPMG LLP or another internationally recognized firm of independent public accountants as to which Purchaser and the Seller shall mutually agree (the “CPA Firm”). The CPA Firm shall determine, on the basis of the standards set forth in this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the items reflected on the Closing Statement require adjustment. The CPA Firm’s determination shall be conclusive and binding upon Purchaser and Seller and shall be set forth in a written determination of the CPA Firm. The fees and disbursements of the CPA Firm shall be paid 50% by Purchaser and 50% by Seller. Each of Purchaser and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those, if any, of their respective accountants) in its respective possession relating to the Closing Statement, and all other items reasonably requested by the CPA Firm. As used herein, the term “Final Closing Statement” shall mean (i) the Closing Statement as delivered by Seller in the event no Objection regarding the Closing Statement is delivered to the Seller during the Review Period specified above, (ii) the Closing Statement, adjusted in accordance with the Objection regarding the Closing Statement in the event that the Seller does not respond to such Objection within the 15-day period following receipt by the Seller of such Objection, (iii) the Closing Statement, as adjusted or otherwise agreed upon by the mutual agreement of Purchaser and the Seller, or (iv) the Closing Statement as determined by the CPA Firm pursuant hereto if Purchaser and the Seller are unable to reach a mutual agreement and refer their remaining differences to the CPA Firm for final settlement.

     (c) Access to Information. Seller shall (and shall cause its Subsidiaries to), to the extent they or Seller’s Auditors remain in possession or control thereof at or after the Closing Date, provide (or cause to be provided) to Purchaser and their accountants reasonable access to all books and records and any other information or data relating to the pre-Closing operation of Seller and the Seller Subsidiaries and shall otherwise reasonably cooperate with Purchaser and, to the extent necessary for Purchaser’s review of the Closing Statement, grant Purchaser reasonable access to their representatives familiar with the pre-Closing operation of Seller and the Seller Subsidiaries. Purchaser shall provide Seller reasonable access to the books and records of Seller and the Seller Subsidiaries in its possession or control at or after the Closing Date and any other information relating to the pre-Closing operation of Seller and the Seller Subsidiaries to the extent necessary for them to prepare the Closing Statement, subject to such confidentiality arrangements as Purchaser may reasonably request.

     (d) Adjustment.

     (i) The Closing Consideration shall be increased by the amount of any Final Working Capital Increase, or decreased by the amount of any Final Working Capital Decrease, as applicable, and, as so increased or decreased, shall be the Purchase Price (the “Post-Closing Adjustment”).

     (ii) In the event of a Final Working Capital Decrease, Seller shall pay Purchaser an amount in cash equal to the amount of such Net Consideration Decrease, plus interest thereon at a rate per annum equal to LIBOR, payable from the Closing Date through the date of payment. Seller shall make such payment by wire transfer of immediately available funds within 10 days after the determination of the Final Closing Statement to an account designated in writing by Purchaser.

     (iii) In the event of a Final Working Capital Increase, Purchaser shall pay Seller an amount in cash equal to the amount of such Net Consideration Increase, plus interest therein at a rate per annum equal to LIBOR, payable from the Closing Date to the date of payment. Purchaser shall make such payment by wire transfer of immediately available funds within 10 days after determination of the Final Closing Statement to an account designated in writing by Seller.

     Section 3.06 Escrow. Prior to the Closing Date, Purchaser and Seller shall use all commercially reasonable efforts to duly execute and deliver the Escrow Agreement. Amounts deposited with the Escrow Agent pursuant to Section 3.01 (together with all accrued interest thereon, except as provided in the Escrow Agreement, and less any amounts distributed to Seller or any other Person pursuant to the Escrow Agreement, the “Escrow Fund”) shall be deposited for satisfying claims for indemnification made against the Escrow Fund by any of the Purchaser Indemnified Parties as provided in Article XI. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment or other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms hereof and of the Escrow Agreement.

     Section 3.07 Allocation of Purchase Price. (a) The parties shall determine the amount of and allocate the Purchase Price in conformity with Section 1060 of the Code, based on the fair market value of the assets and liabilities transferred. No later than 90 days after the Closing Date, Purchaser shall provide Seller with one or more schedules finally allocating the Purchase Price. If Seller disagrees with any items reflected on the final schedules so provided, Seller shall have the right to notify Purchaser of such disagreement and its reasons for so disagreeing, and shall do so within five Business Days from the delivery of the allocation of the Purchase Price, in which case Seller and Purchaser shall attempt to resolve the disagreement; provided that Seller agrees to accept and be bound by the determination of Purchaser, which should be reasonable. Seller and Purchaser shall prepare and file an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code. To the extent that the Purchase Price is adjusted, the parties agree, if necessary, to revise and amend the schedule and IRS Form 8594.

     (b) Seller and Purchaser agree that all of the items listed below relating to the Purchased Assets will be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period up to the Closing Date (except to the extent included in the Closing Working Capital Amount as reflected on the Final Closing Statement in accordance with the terms hereof), and Purchaser (with effect from and after the Closing) liable to the extent such items relate to periods from and after the Closing Date: (i) personal property, ad valorem, occupancy and water taxes and payments in lieu of the foregoing, if any, on or with respect to the Purchased Assets; (ii) rents, taxes and other items payable by Seller or any Seller Subsidiary under any Assigned Contract; (iii) the amount of any license or registration fees with respect to any licenses or registrations which are being assigned or transferred hereunder; (iv) the amount of sewer rents and charges for water, telephone, equipment driver and control services and other utilities; and (v) the amount of any rebates granted or paid to customers of Seller or the Seller Subsidiaries.

Seller agrees to furnish Purchaser with such documents and other records as Purchaser reasonably requests in order to confirm all adjustment and proration calculations made. The net amount of such prorations shall be part of the calculation of the Purchase Price. If current payments with respect to items to be prorated pursuant to this Section 3.07(b) are not ascertainable on or before the Closing Date, such payments shall be prorated on the basis of the most recently ascertainable bill therefore and shall be prorated between Seller and Purchaser when the current bills with respect to such items have been issued and a cash settlement shall be made promptly thereafter.

     Section 3.08 Procedures for Purchased Assets not Transferable. If, either by virtue of the provisions thereof or under Applicable Law, any of the Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable without the Consent of some other Person, Seller shall diligently use all commercially reasonable efforts to obtain such Consent prior to the Closing Date. If any such Consent cannot be obtained prior to the Closing Date, (i) at Purchaser’s request the parties shall negotiate in good faith a commercially reasonable arrangement designed to provide Purchaser the practical benefit of such related property or rights (such obligation to negotiate will terminate on April 1, 2005) and (ii) unless the parties reach an agreement to the contrary pursuant to clause (i), if the Closing occurs this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof (or the assumption by Purchaser of any Liability related thereto), except as provided in Section 2.01(vi).

ARTICLE IV

Representations and Warranties of Seller

     Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date (as if such representations and warranties were made as of the Closing Date), as follows:

     Section 4.01 Organization, Standing and Power. Seller and each of the Seller Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and as contemplated by Seller to be conducted. Seller and each Seller Subsidiary is duly qualified to do business and is in good standing in all jurisdictions where the nature of its business or its ownership of its properties make such qualification necessary or beneficial, except in such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Seller Material Adverse Effect. Schedule 4.01 to the Seller Disclosure Schedule sets forth a true and complete list for Seller and each Seller Subsidiary, of its jurisdiction of organization and each jurisdiction in which it is qualified to do business. True and complete copies of the Seller Charter, the Seller By-laws and the charter documents, by-laws, organizational documents and partnership, limited liability company and joint venture agreements of each of the Seller Subsidiaries (and in each case all amendments thereto) have been delivered to Purchaser. Neither Seller nor any of the Seller Subsidiaries is in violation of any term of its respective charter or by-laws (or other organizational documents).

     Section 4.02 Seller Subsidiaries; Equity Interests.

     (a) Seller owns and has good, valid and marketable title to, directly or indirectly, all of the outstanding shares of capital stock or a 100% ownership interest, as applicable, of each of the Seller Subsidiaries, free and clear of all Liens. Each of the outstanding shares of capital stock of each of the Seller Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Schedule 4.02(a) to the Seller Disclosure Schedule sets forth a true and complete list of the Seller Subsidiaries and, for each Seller Subsidiary: (i) the amount and type of its authorized capital stock or share capital; and (ii) the amount, type and owner of its issued and outstanding shares of capital stock or share capital.

     (b) Except for its interests in the Seller Subsidiaries, neither Seller nor any Seller Subsidiary (i) owns, has any right to acquire or is involved in negotiations to acquire, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or participation right in any Person or (ii) has the ability to control (whether through the ownership of voting securities or otherwise) any other Person.

     (c) No Seller Subsidiary or other Affiliate of Seller owns, controls or has an interest in any asset, real or personal, tangible or intangible, used at any time in the last 12 months or held for use in connection with the business of Seller and the Seller Subsidiaries, except as included in the Excluded Assets.

     Section 4.03 Capital Structure. The authorized capital stock of Seller consists of 235,266,500 shares of Common Stock, 6,250,000 shares of Series A Preferred Stock, 149,112,500 shares of Series B Preferred Stock and 21,883,000 shares of Series C Preferred Stock. As of the date hereof, (a) 12,877,106 shares of Common Stock are issued and outstanding, (b) 5,737,500 shares of Series A Preferred Stock are issued and outstanding, (c) 144,166,719 shares of Series B Preferred Stock are issued and outstanding, (d) 19,192,519 shares of Series C Preferred Stock are issued and outstanding, and (e) 426,403 shares of Common Stock are subject to outstanding Seller Employee Stock Options. There are no shares of Seller Stock held in the treasury of Seller or owned by any Seller Subsidiary. Each share of Series A Preferred Stock and Series C Preferred Stock is convertible into the following number of shares of Common Stock: (i) Series A Preferred Stock – 2.904 shares; and (ii) Series C Preferred Stock – 1.0 shares. As to Series B Preferred Stock, the Seller Charter provides that, at the time of conversion, accrued but unpaid dividends on such stock shall be added to the stated conversion value (with 8% compound interest); in accordance therewith, as of July 14, 2004, each share of Series B Preferred Stock will be or was convertible into 1.29750 shares of Common Stock. Schedule 4.03 to the Seller Disclosure Schedule sets forth a true and complete list of all holders of Seller Stock as of the date of this Agreement, and the number of shares held by each such Person. Schedule 4.03 to the Seller Disclosure Schedule sets forth a true and complete description of all outstanding Seller Employee Stock Options, including the name of the Person to whom such options have been granted, the number of shares subject to each option, and the per share exercise price for each option. As of the date hereof, except as set forth above, no shares of capital stock or other voting securities of Seller were issued, reserved for issuance or outstanding. As of immediately prior to the Closing, except as set forth above and except for the issuance of shares of Seller Stock upon the exercise of Seller Employee Stock Options described above or upon the conversion of shares of Preferred Stock, in each case in accordance with the terms thereof existing as of the date of this Agreement, no shares of capital stock or other voting securities of Seller will be issued, reserved for issuance or outstanding. Except as set forth on Schedule 4.03 to the Seller Disclosure Schedule, all outstanding shares of Seller Stock are, and all such shares that may be issued prior to the Closing will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Seller Charter, the Seller By-laws or any Contract to which Seller or any Seller Subsidiary is a party or otherwise bound. There is no Voting Seller Debt. Except as set forth above, there are no options, warrants, puts, calls, rights, convertible or exchangeable securities, performance units, or other Contracts of any kind to which Seller or any Seller Subsidiary is a party or by which any of them is bound obligating Seller or any Seller Subsidiary to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, shares of capital stock or any other security of (including any security convertible into or exercisable for or exchangeable into any capital stock or other security of) Seller or any Seller Subsidiary (whether or not such security has voting rights). There are no preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the capital stock or other securities by Seller or any Seller Subsidiary. Except as set forth on Schedule 4.03 to the Seller Disclosure Schedule, none of Seller or Seller Subsidiaries is a party to or bound by, and Seller has no Knowledge of the current existence of, any stockholder agreement, voting trust agreement or other Contract relating to the purchase, repurchase, sale, acquisition, disposition, holding, voting, dividend, ownership or transfer rights or restrictions of any shares of capital stock or other securities of Seller or any Seller Subsidiary.

     Section 4.04 Authorization; Validity of Agreements; Necessary Action.

     (a) Seller has the requisite corporate power and authority to enter into this Agreement and the Seller Ancillary Agreements, to perform its obligations hereunder and thereunder and, subject to the Seller Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Seller and the Seller Ancillary Agreements by Seller and the Seller Subsidiaries and the consummation by Seller and the Seller Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and the Seller Subsidiaries, as applicable, subject, in the case of this Agreement, to Seller Stockholder Approval. This Agreement has been duly executed and delivered by Seller.

     (b) The Seller Ancillary Agreements executed as of the date hereof have been, and on the Closing Date the other Seller Ancillary Agreements will have been, duly executed and delivered by Seller and any Seller Subsidiary party thereto and no other corporate action on the part of Seller or any Seller Subsidiary is or will be necessary in connection therewith. Assuming the due execution and delivery hereof and thereof by, the validity and binding effect hereof and thereof on, the other parties hereto and thereto, this Agreement constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms, and each of the Seller Ancillary Agreements, upon execution and delivery thereof by Seller and any Seller Subsidiary party thereto, will constitute the valid and binding obligation of each of Seller and any applicable Seller Subsidiary enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     (c) The Seller Board, at a meeting duly called and held prior to execution of this Agreement, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the Seller Ancillary Agreements to which Seller or any Seller Subsidiary is or will be a party and the transactions contemplated hereby and thereby, (ii) determining that the terms of the Agreement are in the best interests of Seller, (iii) recommending that Seller’s stockholders approve this Agreement and the transactions contemplated hereby, (iv) established a record date for the Seller Stockholders Meeting in accordance with the DGCL, (v) approved the Charter Amendment and determined that it is advisable and (vi) recommended that Seller’s stockholders approve the Charter Amendment.

     (d) The only vote of holders of any class or series of capital stock of Seller necessary to approve (i) the Charter Amendment is the approval of (a) the holders of a majority of the outstanding shares of Common and Preferred Stock voting together on an as-converted to Common Stock basis, (b) the holders of a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock voting together as a single class on an as-converted to Common Stock basis, (c) the holders of a majority of the outstanding shares of Series A Preferred Stock, (d) the holders of a majority of the outstanding shares of Series B Preferred Stock and (e) the holders of a majority of the outstanding shares of Series C Preferred Stock and (ii) this Agreement and the transactions contemplated hereby is the approval of this Agreement by the holders of (a) the holders of a majority of the outstanding shares of Common and Preferred Stock voting together on an as-converted to Common Stock basis and (b) the holders of a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock voting together as a single class on an as-converted to Common Stock basis (the “Seller Stockholder Approval”).

     Section 4.05 No Conflicts; Consents. The execution and delivery by Seller and any Seller Subsidiary party thereto of each Transaction Agreement to which it is a party does and will not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Seller or any Seller Subsidiary under, any provision of (a) the Seller Charter, the Seller By-laws or the comparable charter or organizational documents of any Seller Subsidiary, (b) assuming receipt of the Consents listed in Schedule 4.05(b) to the Seller Disclosure Schedule (the “Required Contractual Consents”) and excluding any Terminated Contract or Specified Confidentiality Agreement, any Contract to which Seller or any Seller Subsidiary is a party or by which any of them is bound or to which any of their respective properties or assets are subject, including any Assigned Contract, or result in the creation of a Lien upon any Purchased Asset, or (c) any provision of any Order or Applicable Law applicable to Seller or any Seller Subsidiary or their respective properties or assets. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller or any Seller Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the transactions contemplated hereby

     Section 4.06 Financial Statements; Undisclosed Liabilities.

     (a) Schedule 4.06 to the Seller Disclosure Schedule contains (i) the audited consolidated balance sheet (the “Year-End Balance Sheet”) of Seller and Seller Subsidiaries as of December 31, 2003, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, together with the appropriate notes to such financial statements, accompanied by the report thereon of Seller’s Auditors (the “Year-End Financial Statements”), (ii) the unaudited consolidated balance sheet of Seller and the Seller Subsidiaries as of March 31, 2004 and the related unaudited statements of operations and cash flows for the three months then ended, together with the appropriate notes to such financial statements (the “Quarterly Financial Statements”), and (iii) the unaudited consolidated balance sheet of Seller and the Seller Subsidiaries as of May 31, 2004 and the related unaudited statements of operations and cash flows for the one month period then-ended (the “Other Financial Statements,” and, together with the Year-End Financial Statements and Quarterly Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP (except as provided in Schedule 4.06) to the Seller Disclosure Schedule and fairly present the consolidated financial position of Seller and the Seller Subsidiaries at the dates of the balance sheets included therein and the consolidated results of their operations and cash flows for the respective periods indicated therein (subject, in the case of the Quarterly Financial Statements and the Other Financial Statements, to all adjustments and accruals of a normal, recurring nature which are necessary for a fair statement of the balance sheet and results of operations and cash flows at the date or for the period presented). The Financial Statements are in accordance with the books and records of Seller and Seller Subsidiaries do not and will not reflect any transactions which are not bona fide transactions.

     (b) Except for expenses related to the consummation of the transactions contemplated by this Agreement, Seller and the Seller Subsidiaries have no Liabilities, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP, except (i) Liabilities stated or adequately reserved against in the Financial Statements, and (ii) Liabilities incurred in the Ordinary Course of Business since December 31, 2003.

     Section 4.07 Absence of Certain Changes or Events. Since December 31, 2003, Seller has conducted its business only in the Ordinary Course of Business, and, except as set forth on Schedule 4.07 to the Seller Disclosure Schedule, during such period none of Seller or any Seller Subsidiary has:

     (a) experienced or been affected by any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect;

     (b) suffered any damage, destruction or loss to any of its assets or properties (whether or not covered by insurance) in excess of $10,000, in the aggregate;

     (c) (A) declared, set aside or paid any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise made any payments to its stockholders in their capacity as such, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Seller to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of Seller or any Seller Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) adopt a plan of or effect any complete or partial liquidation or adopt resolutions providing for or authorizing such liquidation or adopt a plan of or effect any dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Seller or any of the Seller Subsidiaries;

     (d) authorized for issuance, issue, deliver, sell, pledge, dispose of or grant (A) any shares of its capital stock, (B) any other equity or voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, equity or voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (x) the issuance of Common Stock upon the exercise of Seller Employee Stock Options outstanding on December 31, 2003 in accordance with their present terms, and (y) the issuance of Common Stock upon the conversion of Preferred Stock in accordance with its present terms;

     (e) amend its articles or certificate of incorporation, by-laws or other comparable charter or organizational documents;

     (f) acquired or agreed to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business of any Person or any corporation, limited liability company, partnership, association or other business organization or division thereof, (B) any assets other than those acquired in the Ordinary Course of Business and not, individually or in the aggregate, material to Seller and the Seller Subsidiaries, taken as a whole, or (C) capital stock or equity interests in any Person;

     (g) (A) granted to any present or former employee, officer or director of Seller or any Seller Subsidiary any increase in compensation or benefits, (B) granted to any present or former employee, officer or director of Seller or any Seller Subsidiary any increase in severance or termination pay, (C) except as set forth on Schedule 4.27(a) to the Seller Disclosure Schedule, entered into or amended any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director, including James Franke, (D) established, adopted, entered into or amended in any material respect any Seller Plan (or arrangement that, had it been in existence on December 31, 2003, would have been a Seller Plan), (E) taken any action to accelerate any payments, rights or benefits, or made any material determinations not in the Ordinary Course of Business, under any Seller Plan, or (F) loaned or advanced money or other property to any present or former employee, officer or director of Seller or any Seller Subsidiary;

     (h) made any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of Seller and the Seller Subsidiaries;

     (i) sold, leased, licensed, mortgaged, encumbered or otherwise disposed of or permitted to become subject to any Lien any properties or assets, tangible or intangible, except sales of inventory or the disposal of equipment in the Ordinary Course of Business;

     (j) entered into any transaction with an Affiliate (other than Seller or a Seller Subsidiary);

     (k) (A) incurred any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Seller or any Seller Subsidiary, entered into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) made any loans, advances or capital contributions to, or investments in, any other Person, other than to or in Seller or any Seller Subsidiary or the advancement of trade credit to customers of Seller or a Seller Subsidiary in the Ordinary Course of Business;

     (l) made any Tax election or settle or compromise any Tax Liability or refund;

     (m) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

     (n) (A) paid, discharged, written off or satisfied any claims, obligations or other Liabilities, other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of Liabilities reflected or reserved against in the Year-End Balance Sheet or the Quarterly Financial Statements or incurred after the date thereof in the Ordinary Course of Business, or (B) waived the benefits of, or agreed to modify in any manner, any confidentiality, inventor’s right, standstill or similar agreement to which Seller or any Seller Subsidiary is a party;

     (o) to the Knowledge of Seller, violated or failed to perform any obligation or duty imposed upon it by any Applicable Law;

     (p) initiated, settled or compromised any litigation or arbitration Proceeding, or otherwise waived, released or cancelled any claims against third parties or debts owing to it, or any rights which have any value;

     (q) terminated, rescinded, modified, amended or otherwise altered or changed any of the terms or provisions of any Material Contract, pay any amount not required by Applicable Law or by any Material Contract, or reduced, discounted, waived or forewent any material payment or right thereunder, or agreed to any compromise or settlement with respect thereto;

     (r) made any changes in the terms of any of the Assumed Liabilities;

     (s) except for the settlement with Comcast dated December 2003 or as set forth on Schedules 4.11(a), 4.16(b), 4.17(a)(iii) or 4.18(a) to the Seller Disclosure Schedule, entered into any Contract that, if it were effective on the December 31, 2003, would constitute a Material Contract; or

     (t) authorized, recommended, proposed or announced an intention to do any of the foregoing, or entered into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Section 4.08 Title to Properties. Except for Permitted Liens and as set forth on Schedule 4.08 to the Seller Disclosure Schedule, Seller and the Seller Subsidiaries have good and valid record and marketable title to, and as of the date hereof are the lawful owners of, the Purchased Assets, free and clear of any Lien. Except for Permitted Liens, at Closing Seller and the Seller Subsidiaries will have good and marketable title to, and will be the lawful owners of, the Purchased Assets, free and clear of any Lien. Seller and the Seller Subsidiaries have the full right to sell, convey, transfer, assign and deliver the Purchased Assets to Purchaser (subject to Seller Stockholder Approval), and, at and as of the Closing, Seller and the Seller Subsidiaries will convey the Purchased Assets to Purchaser by deeds, bills of sale, certificates of title and instruments of assignment and transfer effective to vest in Purchaser, and Purchaser shall have, good and valid record and marketable title to all of the Purchased Assets, free and clear of all Liens other than Permitted Liens. Seller’s representations in paragraph 2 of Schedule 4.08 to the Seller Disclosure Schedule are true and correct.

     Section 4.09 Condition and Sufficiency of Assets; Capital Improvements. All of the tangible Purchased Assets, whether real or personal, owned or leased, have been maintained consistent with industry standards and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations. Schedule 4.09 to the Seller Disclosure Schedule sets forth a true, accurate and complete list of all of the capital improvements or purchases or other capital expenditures to which Seller or any Seller Subsidiary has committed or for which it has contracted and which in any event have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases. Except for the items identified in clauses (i) and (iii) through (ix) of Section 2.02, the licenses identified in attachment 12 to Schedule 1.01(c) to the Seller Disclosure Schedule, the office lease for and equipment located at Seller’s Boulder, Colorado facility and Seller’s employment arrangements with Senior Management, the Purchased Assets constitute all the assets, properties and rights which are required for or currently used in connection with the conduct of the business of Seller and the Seller Subsidiaries as it is presently conducted and, except for equipment failures and ordinary wear and tear and as set forth on Schedule 4.09 to the Seller Disclosure Schedule, is contemplated by Seller to be conducted. For purposes of the foregoing sentence, the term “contemplated” refers to the actual plans and intentions of Seller and the requirements of any customer of Seller or a Seller Subsidiary to the extent communicated to Seller or a Seller Subsidiary by such customer and of which Seller has Knowledge.

     Section 4.10 Taxes.

     (a) Except as set forth on Schedule 4.10(a) to the Seller Disclosure Schedule, all Federal, state, local and foreign income, corporation and other Tax Returns have been filed for Seller and the Seller Subsidiaries and all other filings in respect of Taxes have been made for Seller and the Seller Subsidiaries for all periods through and including the Closing Date as required by Applicable Law. All Taxes shown as due on all such Tax Returns and other filings have been paid. Each such Tax Return and filing is true, accurate and complete and Seller and the Seller

Subsidiaries do not and will not have any additional Liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required by Applicable Law to be filed, other than as reflected as liabilities on the Financial Statements. There are no Tax Liens (other than Permitted Liens) upon the Purchased Assets. All Taxes which Seller is required by Applicable Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or are held in separate bank accounts for such purpose.

     (b) Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code. Seller Subsidiaries have no interests in real property within the meaning of Section 1445 of the Code.

     (c) None of the Purchased Assets constitutes a joint venture, partnership or other arrangement or contract which is treated as a partnership for Federal income tax purposes.

     (d) None of the Purchased Assets constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the Purchased Assets is subject to a lease, safe harbor lease or other arrangement as a result of which Seller or a Seller Subsidiary is not treated as the owner for Federal income tax purposes.

     Section 4.11 Employee Benefits.

     (a) Except as set forth on Schedule 4.11(a) to the Seller Disclosure Schedule, with respect to current or former employees of Seller or any Seller Subsidiary, independent contractors, or the spouses, beneficiaries or dependents thereof, none of Seller or any Seller Subsidiary maintains, contributes to or has an obligation to contribute to, or has any liability or potential liability with respect to any (i) defined contribution or defined benefit plans or arrangements (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) and which are intended to be qualified under Code Section 401(a) and which are not Multiemployer Plans (the “Seller Pension Plans”); (ii) any funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) which are not Multiemployer Plans (“Seller Welfare Plans”); or (iii) any plan, policy, program or arrangement which provides non qualified deferred compensation, severance benefits or compensation, “change of control” (as set forth in Code Section 280G) benefits or compensation or any program, plan policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits (“Other Plans”). None of Seller or any Seller Subsidiary participates in or contributes to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) nor does Seller or any Seller Subsidiary have any other Liability, including, without limitation, any potential withdrawal liability, with respect to any Multiemployer Plan. None of Seller or any Seller Subsidiary maintains or has any obligation to contribute to (or any other liability with respect to) any funded or unfunded Seller Welfare Plan or Other Plan which provides post-retirement health, accident or life insurance benefits to current or former employees or, current or former independent contractors, their spouses, dependents or beneficiaries, other than medical benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or similar provisions of applicable state law. (Any Seller Pension Plan, any Seller Welfare Plan and any Other Plan shall be referred to herein collectively as the “Seller Plans”).

     (b) All Seller Plans comply and have been administered in form and in operation in all material respects in accordance with their terms and with all applicable requirements of law (including, in the case of any Seller Pension Plan, the requirements of sections 401(a) and 501(a) of the Code).

     (c) Each Seller Pension Plan has received a favorable determination letter from the Internal Revenue Service with respect to the qualified status of such plan under Code Section 401(a) and the tax-exempt status of any trust which forms a part of such plan under Code Section 501(a); all amendments to any such plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter.

     (d) With respect to any Seller Plan, none of Seller or any Seller Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation (the “PBGC”), the Internal Revenue Service, the Department of Labor, or any other governmental agency that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any Seller Subsidiary of incurring such a liability with respect to any Seller Plan.

     (e) There are no pending or threatened claims (other than routine claims for benefits) by or on behalf of any Seller Plan or any trust which are associated with such Seller Plans and none of the Seller Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the PBGC or any other agency.

     (f) No Seller Plan is subject to Title IV of ERISA.

     (g) Schedule 4.11(g) to the Seller Disclosure Schedule sets forth a true and complete list of all persons for whom Seller or any Seller Subsidiary is providing health or medical insurance coverage or benefits (regardless of whether such persons are employed by Seller or any Seller Subsidiary), as well as the date on which such persons’ coverage or benefits are scheduled to terminate.

     Section 4.12 Employee and Labor Matters.

     (a) Neither Seller nor any Seller Subsidiary is a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of their respective businesses. There has not occurred or, to Seller’s Knowledge, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed by Seller or any Seller Subsidiary. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to Seller’s Knowledge, threatened with respect to any employee employed by Seller or any Seller Subsidiary.

     (b) To Seller’s Knowledge, each of Seller and the Seller Subsidiaries has complied with all provisions of Applicable Law pertaining to the employment of employees, including all such Applicable Laws relating to labor relations, equal employment, fair employment practices, wages and hours, rest periods, affirmative action, entitlements, prohibited discrimination, retaliation or other similar employment practices or acts (the “Employment Laws”).

     (c) To Seller’s Knowledge, neither Seller nor any Seller Subsidiary has received any notice from any Governmental Entity or any other Person that Seller or any of the Seller Subsidiaries has violated any Employment Law.

     (d) Since January 1, 2003 and except as set forth in Schedule 4.12(d) to the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is or has been the subject of any litigation or other Proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties or other potential Liability with respect to any violation of any Employment Law.

     Section 4.13 Litigation and Claims.

     (a) Schedule 4.13(a) to the Seller Disclosure Schedule sets forth a true and complete list of all Proceedings pending or, to Seller’s Knowledge, threatened against or that would materially affect (i) Seller or any Seller Subsidiary, (ii) any of their respective officers, directors, employees, agents or stockholders in their capacity as such or (iii) any Purchased Asset, and, to Seller’s Knowledge, there are no facts which may constitute a valid basis for any claim that, if it were pending or threatened, would be set forth in Schedule 4.13(a) to the Seller Disclosure Schedule. All of the Proceedings pending against Seller or any Seller Subsidiary are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties). To Seller’s Knowledge, neither Seller nor any Seller Subsidiary is subject to any Order. Neither Seller nor any Seller Subsidiary has entered into any agreement to settle or compromise any Proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which Seller or any Seller Subsidiary has any continuing obligation.

     (b) There are no claims or Proceedings pending or, to Seller’s Knowledge, threatened against Seller or any Seller Subsidiary with respect to this Agreement or the transactions contemplated hereby, and Seller has no Knowledge of any fact which may constitute a valid basis for any such claim or Proceeding.

     Section 4.14 Compliance with Applicable Laws. The business of Seller and each Seller Subsidiary has been and is being conducted in compliance in all material respects with all Applicable Laws and Orders. Since January 1, 2003, none of Seller or the Seller Subsidiaries (i) has been subject to any Order with respect to any actual or alleged non-compliance with Applicable Law, or (ii) received any notice, demand letter, federal or state administrative inquiry, or formal complaint or claim with respect to any actual or alleged non-compliance with Applicable Law or the enforcement of any Applicable Law. None of Seller or any Seller Subsidiary has ever been the subject of any criminal Proceedings or convicted of any felony or misdemeanor.

     Section 4.15 Computer System. Schedule 4.15 to the Seller Disclosure Schedule sets forth all computer hardware and software and related materials used by Seller or any Seller Subsidiary (herein collectively referred to as the “Computer System”) and, except as set forth on Schedule 4.15 to the Seller Disclosure Schedule, the Computer System is in good working order and condition, and neither Seller nor any Seller Subsidiary has experienced any significant defects in design, workmanship or material, and the Computer System has the performance capabilities, characteristics and functions necessary to the conduct of its business. Except as set forth on Schedule 4.15 to the Seller Disclosure Schedule, the use of the Computer System (including any software modifications) (i) has not violated or infringed upon and will not violate or infringe upon, in any material respect, the rights of any third parties and (ii) has not resulted and will not result in, in any material respect, the termination of any maintenance, service or support agreement relating to any part of the Computer System or any reduction in the services provided to Seller or any Seller Subsidiary, warranties available to Seller or any Seller Subsidiary or rights of Seller or any Seller Subsidiary thereunder. Seller has commercially adequate user and service documentation or access thereto for the Computer System.

     Section 4.16 Real Property.

     (a) Owned Real Property. Neither Seller nor any Seller Subsidiary owns any real property.

     (b) Leases. Schedule 4.16(b) to the Seller Disclosure Schedule contains a complete and correct list of all oral and written leases, occupancy agreements or similar agreements or arrangements (the “Leases”) under which Seller or any Seller Subsidiary leases or otherwise uses any real property (the “Leased Real Property”), setting forth the address, landlord, tenant, term, current rent and use for each Lease. Seller has delivered or made available to Purchaser correct and complete copies of the Leases. All rent and other amounts due and payable by Seller or any Seller Subsidiary with respect to the Leases have been paid through the date of this Agreement and all rents and other amounts which will become due and payable by Seller or any Seller Subsidiary with respect to the Leases on or prior to the Closing Date will have been paid on or prior to the Closing Date. Each Lease is legal, valid, binding, enforceable and in full force and effect in accordance with its terms. Neither Seller nor any Seller Subsidiary nor, to Seller’s Knowledge, any other party, has received any notice of any or is in default, violation or breach in any respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease by Seller or any Seller Subsidiary or, to Seller’s Knowledge, any other party. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder. Except as set forth in Schedule 4.16(b) to the Seller Disclosure Schedule, none of the Leases contain any non-assignment or other terms or conditions that will become applicable or inapplicable as a result of the transactions contemplated by this Agreement, and no Consent of any third party under any such Lease is required in connection with the transactions contemplated hereby. Seller and the Seller Subsidiaries have good and valid title to the leasehold estate under each Lease, free and clear of all Liens other than Permitted Liens. Seller and the Seller Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property under their respective Leases.

     (c) Adequacy. The Leased Real Property constitutes all the fee and leasehold interests in real property necessary for the conduct of the businesses of Seller and the Seller Subsidiaries as presently conducted and as contemplated by Seller to be conducted.

     (d) No Proceedings. There are no eminent domain or other similar Proceedings pending or threatened affecting any portion of the Leased Real Property. There is no Order outstanding,

nor any action, claim, suit or Proceeding pending or, to Seller’s Knowledge, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Leased Real Property.

     (e) Current Use. To Seller’s Knowledge, the use and operation of the Leased Real Property by Seller and the Seller Subsidiaries do not violate in any material respect any instrument of record or agreement affecting the Leased Real Property. To Seller’s Knowledge, there is no violation of any covenant, condition, restriction, easement or order of any Governmental Entity having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Leased Real Property or the use or occupancy thereof. To Seller’s Knowledge, each location of Leased Real Property has commercially reasonable access to and from, and is contiguous to, a publicly dedicated road or relies on or regularly makes use of access to a publicly dedicated road by means of one or more valid and enforceable recorded easements not subject to divesture. Each location is adequately serviced by all utilities necessary for the effective business operations of Seller and Seller Subsidiaries. No commitment has been made by Seller or any of Seller Subsidiaries to any Governmental Entity, utility company or any other Person relating to the Leased Real Property and which imposes upon Seller or any Seller Subsidiary an obligation to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature. To Seller’s Knowledge, no special assessments or other assessments for public improvements have been made against any Leased Real Property the current (or any prior) periodic payment of which is unpaid and for which Seller or any Seller Subsidiary is liable, including those for construction of sewer, water, gas and electrical lines and mains, streets, roads, sidewalks and curbs. Seller has no Knowledge of, and no notice has been received that, any such assessments are currently pending or proposed.

     (f) Compliance with Real Property Laws. To Seller’s Knowledge, the Leased Real Property and its current use is in full compliance in all material respects with all applicable building, zoning, subdivision and other land use and similar Applicable Laws affecting the Leased Real Property (collectively, the “Real Property Laws”), and neither Seller nor any Seller Subsidiary has received any notice of violation or claimed violation of any Real Property Law. To Seller’s Knowledge, there is no pending, or to Seller’s Knowledge, anticipated condemnation, eminent domain or rezoning proceeding or any change in any Real Property Law that will have or result in a material adverse effect upon the ownership, alteration, use, occupancy or operation of the Leased Real Property or any portion thereof. To Seller’s Knowledge, no current use by Seller or any of Seller Subsidiaries of the Leased Real Property is dependent on a nonconforming use or other Consent or Permit the absence of which would materially limit the use of such Real Property.

     (g) Other. Neither Seller nor any Seller Subsidiary has any interest in, or any right or obligation to acquire any interest in, or any residual Liability in respect of, any real property other than the Leased Real Property.

     Section 4.17 Intellectual Property.

     (a) General. Schedule 4.17(a)(i) to the Seller Disclosure Schedule contains a complete and correct list of all Owned Intellectual Property that has been registered or is the subject of a pending application registration. Schedule 4.17(a)(ii) to the Seller Disclosure Schedule contains a complete list of all Licensed Intellectual Property that has been registered or is the subject of a pending registration. Schedule 4.17(a)(iii) to the Seller Disclosure Schedule contains a list of all Contracts which govern Seller’s or any Seller Subsidiary’s rights or obligations with respect to any Intellectual Property, showing in each case the parties thereto (the “Intellectual Property Agreements”). Correct and complete copies of all written items identified in Schedule 4.17(a)(i), (ii) or (iii) to the Seller Disclosure Schedule have been delivered or made available by Seller to Purchaser.

     (b) Title and Sufficiency. Seller and the Seller Subsidiaries own the entire right, title and interest in and to the Owned Intellectual Property and have the unrestricted right to use the Licensed Intellectual Property in accordance with any relevant license terms, in each case free and clear of any Liens. The Owned Intellectual Property and Licensed Intellectual Property comprise all of the Intellectual Property necessary for the conduct and operation of the businesses of Seller and the Seller Subsidiaries as presently conducted and as contemplated by Seller to be conducted.

     (c) No Infringement. Neither Seller nor any Seller Subsidiary has infringed or otherwise conflicted with, in any material respect, any rights of any Person in respect of any Intellectual Property. To Seller’s Knowledge, none of the Owned Intellectual Property or Licensed Intellectual Property is being infringed or otherwise used or is available for use by any other Person.

     (d) Intellectual Property Agreements. The Intellectual Property Agreements (x) are valid, legal, binding, enforceable and in full force and effect in accordance with their terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency or similar laws affecting creditor’s rights and remedies), and no default, violation or breach exists thereunder by Seller or any Seller Subsidiary or, to Seller’s Knowledge, by any other party thereto, and no event has occurred and is continuing that, with notice or the passage of time or both, would constitute a default, violation or breach thereunder by Seller or any Seller Subsidiary or, to Seller’s Knowledge, any other party, (y) are free and clear of all Liens, and (z) except as set forth on Schedule 4.17(d) to the Seller Disclosure Schedule, do not contain any non-assignment or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement, and no Consent of any third party under any such Intellectual Property Agreement is required in connection with the transactions contemplated hereby. All royalties, license fees, charges or other amounts payable by, on behalf of, to or for the account of Seller or any Seller Subsidiary in respect of any Intellectual Property are disclosed in the Financial Statements.

     (e) No Intellectual Property Litigation. No claim or demand of any Person has been made, nor is there any Proceeding that is pending or, to Seller’s Knowledge, threatened, which (i) challenges the rights of Seller or any Seller Subsidiary in respect of any Intellectual Property, (ii) asserts that Seller or any Seller Subsidiary is infringing or otherwise in conflict with, or is, except as disclosed in the Financial Statements, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any Intellectual Property Agreement, and there is no reasonable basis for any such claim, demand or Proceeding. Since January 1, 2003, none of the Owned Intellectual Property or, to Seller’s Knowledge, the Licensed Intellectual Property has been subject to any outstanding ruling, decree, judgment, stipulation or other Order by or with any court, arbitrator or administrative agency, or has been the subject of any litigation.

     (f) Due Registration, Etc. The Owned Intellectual Property (other than inventions, trade secrets, processes, formulas and confidential business and technical information and any other Owned Intellectual Property not material to Seller and Seller Subsidiaries) as set forth on Schedule 4.17(f) to the Seller Disclosure Schedule has been duly registered with or filed in the United States Patent and Trademark Office, United States Copyright Office and any other applicable filing office, domestic or foreign, and except as set forth on Schedule 4.17(f) to the Seller Disclosure Schedule, such registrations, filings and other actions remain in full force and effect.

     (g) Protection. Except for Jayant Dhamne, each of the employees, agents, consultants, contractors and others who has contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of Seller or any Seller Subsidiary: (i) has assigned to Seller or a Seller Subsidiary, or is under a valid obligation to assign to Seller or a Seller Subsidiary, all right, title and interest in such Intellectual Property; (ii) is a party to a valid “work-made-for-hire” agreement under which Seller or a Seller Subsidiary is deemed to be the original owner/author of all subject matter included in such Intellectual Property; or (iii) otherwise has by operation of Applicable Law vested in Seller or any Seller Subsidiary all right, title and interest in such Intellectual Property by virtue of his employment relationship with Seller or any Seller Subsidiary.

     (h) Certain Employees. No current or former officer, director or employee of Seller or any Seller Subsidiary has any valid claim to ownership of or an interest in any Owned Intellectual Property.

     (i) Certain Toolkits. The EcTL and RTWI toolkits were not created pursuant to, under or subject to any customer Contract and Seller owns all right, title and interest in and to such toolkits, free and clear of any Liens.

     Section 4.18 Contracts. (a) Schedule 4.18(a) to the Seller Disclosure Schedule lists all the Contracts and arrangements of the following types to which Seller or any Seller Subsidiary is a party or by which any of them is bound, or to which any of their respective assets or properties is subject, in each case to the extent not fully performed or containing any residual license, confidentiality obligation or right or obligation regarding Intellectual Property (the “Specified Contracts”):

     (i) any Contract of any kind with any employee, officer or director of Seller or any Seller Subsidiary, or with any stockholder or other Affiliate of Seller (other than a Seller Subsidiary), other than any Contracts with Senior Management;

     (ii) any active Contract pursuant to which the Seller or any Seller Subsidiary is providing or will be providing goods and/or services to any Customer;

     (iii) except for employment Contracts, any Contract or Contracts with any sales representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, and any Contract or

Contracts to act as one of the foregoing on behalf of any Person, which (A) involves in excess of $5,000 per year individually, or $25,000 per year in the aggregate, (B) has a term that will extend for more than 12 months after the Closing Date or (C) is not cancellable without cost upon 30 days’ or less notice by Seller or any Seller Subsidiary;

     (iv) except for Contracts of Seller Subsidiaries, any other Contract of any nature which involves the payment or receipt of cash or other property, an unperformed commitment or goods or services having a value in excess of $5,000;

     (v) any Contract or Contracts pursuant to which Seller or any Seller Subsidiary has made or will make loans or advances, or has or will have incurred Indebtedness or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the Ordinary Course of Business);

     (vi) any Contract involving a partnership, joint venture or other cooperative undertaking;

     (vii) any Contract relating to a Computer System;

     (viii) any power of attorney or agency Contract or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of Seller or any Seller Subsidiary, or Seller or any Seller Subsidiary is granted the authority to act for or on behalf of any Person;

     (ix) any Lease or Leases relating to personal property that (A) involves payments in excess of $5,000 per year individually, or $25,000 per year in the aggregate, (B) has a term that will extend for more than 12 months after the Closing Date or (C) is not terminable without cost on 30 days’ or less notice by Seller or a Seller Subsidiary;

     (x) any Contract (except employment agreements) which relates to the management, operation or governance of, or issuance of capital stock by, Seller or any Seller Subsidiary (A) to which Seller or any Seller Subsidiary is a party or (B) of which Seller has Knowledge (it being understood that for purposes of this clause (B) the term “Knowledge” does not contemplate any inquiry by Seller or its management of holders of Seller Stock as such);

     (xi) any other Contract for which the full performance thereof may extend beyond three months from the date of this Agreement;

     (xii) any Contract entered into after March 31, 2004, relating to any acquisition or disposition of all or any material portion of the assets or capital stock of Seller, any Seller Subsidiary or any predecessor in interest of either;

     (xiii) any other Contract not made in the Ordinary Course of Business which is to be performed by Seller or the Seller Subsidiary in whole or in part at or after the date of this Agreement (except employment agreements with Senior Management); and

     (xiv) any other Contracts that are material to Seller or any Seller Subsidiary.

     (b) Seller has delivered to Purchaser complete and correct copies of all written Specified Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Specified Contracts.

     (c) Except as set forth on Schedule 4.18(c) and the Terminated Contracts listed in Schedule 4.18(a) to the Seller Disclosure Schedule, each of the Specified Contracts is legal, valid, binding, enforceable and in full force and effect in accordance with its respective terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency or similar laws affecting creditor’s rights and remedies). Except as set forth on Schedule 4.18(c) to the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary nor, to Seller’s Knowledge, any other party, is in default, violation or breach in any respect under any Specified Contract, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Specified Contract by Seller or any Seller Subsidiary or, to Seller’s Knowledge, any other party. Except as set forth on Schedule 4.18(c) to the Seller Disclosure Schedule, none of the Specified Contracts contain any non-assignment or other terms or conditions that will become applicable or inapplicable as a result of the transactions contemplated by this Agreement, and no Consent of any third party under any such Specified Contract is required in connection with the transactions contemplated hereby.

     Section 4.19 Affiliate Transactions. Except as set forth on Schedule 4.18(a) to the Seller Disclosure Schedule, there are no loans, leases or other continuing transactions between Seller or any of the Seller Subsidiaries and any present or former stockholder, director or officer thereof or any member of such officer’s, director’s or stockholder’s family, or any Person controlled by such executive officer, director or stockholder or his or her family.

     Section 4.20 Environmental, Health and Safety.

     (a) To Seller’s Knowledge, Seller’s and each Seller Subsidiary’s business and operations are in full compliance with all Environmental Laws, and, to Seller’s Knowledge, no condition exists or event has occurred which, with or without notice or the passage of time or both, constituted or would constitute a violation of, or has given or would give rise to any Liability under, any Environmental Law.

     (b) Seller and each Seller Subsidiary is in possession of all Environmental Permits required for the conduct or operation of Seller’s or the Seller Subsidiary’s business (or any part thereof), and is in full compliance with all of the requirements and limitations included in such Environmental Permits.

     (c) Seller and the Seller Subsidiaries have not used or stored any Hazardous Substances in, on or at any of their properties or facilities except for inventories of substances which are used or are to be used in the Ordinary Course of Business (which inventories have been stored and used in accordance with all applicable Environmental Laws and Environmental Permits).

     (d) Neither Seller nor any Seller Subsidiary has received any notice from any Governmental Entity or any other Person that Seller’s or the Seller Subsidiary’s business or the operation of any of their facilities is in violation of any Environmental Law or Environmental Permit, or that any of them is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location.

     (e) Neither Seller nor any Seller Subsidiary has deposited or incorporated any Hazardous Substances into, on, beneath or adjacent to any property.

     (f) Since January 1, 2003, neither Seller nor any Seller Subsidiary is or has been the subject of any litigation or other Proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties or other potential Liability with respect to violations of any Environmental Law.

     (g) Seller and each Seller Subsidiary has timely filed all reports and notifications required to be filed with respect to all of their property and facilities and have generated and maintained all required records and data under all applicable Environmental Laws.

     (h) To Seller’s Knowledge, no condition has existed or event has occurred with respect to any property that is or was at any time owned or leased (or any direct or indirect Subsidiary that is or was at any time owned) by Seller or any Seller Subsidiary, that gives rise to, or would, with or without notice, passage of time or both, give rise to, any present or future Liability of Seller or any Seller Subsidiary pursuant to any Environmental Law.

     Section 4.21 Business Activity Restriction. Except as set forth on Schedule 4.21 to the Seller Disclosure Schedule, there is no non-competition or other similar Contract or Order to which Seller or any Seller Subsidiary is a party, or by which any of them or their properties or assets are bound, that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Seller or any Seller Subsidiary. Except as set forth on Schedule 4.21 to the Seller Disclosure Schedule, neither Seller nor any of the Seller Subsidiaries is a party to or otherwise bound by any Contract under which Seller or any Seller Subsidiary is restricted from selling, licensing or otherwise distributing any of their respective products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business (and neither Seller nor any Seller Subsidiary is restricted from granting any other Person the right to do any of the foregoing).

     Section 4.22 Insurance. The physical properties, assets, business, operations, employees, officers and directors of Seller and the Seller Subsidiaries are insured to the extent disclosed in Schedule 4.22 to the Seller Disclosure Schedule. There is no claim by Seller or any of the Seller Subsidiaries pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller and the Seller Subsidiaries are in compliance with the terms thereof. No notice of cancellation or termination has been received by Seller or any Seller Subsidiary with respect to any insurance policy described in Schedule 4.22 to the Seller Disclosure Schedule. Seller and each Seller Subsidiary carry insurance in amounts and types of coverage which are adequate and customary in the industry and against risks and losses which are usually insured against by Persons holding or operating similar properties and similar businesses.

     Section 4.23 Compensation. Except with respect to Senior Management, by email from Seller’s counsel to Purchaser’s counsel, sent June 3, 2004 at 9:13 p.m. Mountain time, Seller delivered to Purchaser a full and complete list of each director, officer or employee of Seller or any Seller Subsidiary, specifying each individual’s name and job designation, (i) the total amount of base salary and bonus or other cash compensation paid to such individual for 2003, the basis of such compensation, whether fixed or commission or a combination thereof, (ii) the amount of base salary, target bonus (including disclosure regarding how the bonus is calculated) and other cash compensation payable to such individual for 2004 and (iii) any severance, termination or similar payment to which such individual would be entitled upon termination of his or her service.

     Section 4.24 Receivables. All short-term and long-term accounts and notes receivables of Seller and the Seller Subsidiaries that will be reflected on the Closing Statement (collectively, the “Receivables”) will represent valid obligations arising from transactions actually made or services actually performed in the Ordinary Course of Business. The Receivables will be as of the Closing current and fully collectible net of the respective reserves shown on the Closing Statement (which reserves are adequate and calculated consistent with past practice). To Seller’s Knowledge, there is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any Receivables relating to the amount or validity of such Receivables. Neither Seller nor any Seller Subsidiary has any Receivables from any Person that is affiliated with it or from any of its directors, officers, employees or stockholders.

     Section 4.25 Licenses and Permits. Seller and each Seller Subsidiary have obtained, and are in compliance in all material respects with, all necessary licenses, franchises, permits, consents, approvals, Orders, certificates, authorizations, declarations and filings (collectively, “Permits”) required by all Governmental Entities for the conduct of the business and operations of Seller and each Seller Subsidiary as now conducted. There are no Proceedings pending or, to the Knowledge of Seller, threatened which may result in the revocation, cancellation or suspension, or any adverse modification of any such Permits. There are no disciplinary actions under any such Permits pending or, to the Knowledge of Seller, threatened, against Seller, any Seller Subsidiary or any of their respective officers, directors or employees. No such prior Proceeding or disciplinary action has resulted in any materially adverse action against Seller or any Seller Subsidiary and, to the Knowledge of Seller, there are no facts which may give rise to such Proceedings or disciplinary actions. Schedule 4.25 to the Seller Disclosure Schedule contains a correct and complete list of all such required Permits that are material to the conduct of the business of Seller or any Seller Subsidiary.

     Section 4.26 Underlying Documents. All documents furnished to Purchaser as described in this Article IV are true and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the Schedule in which such documents are listed or described. The minute books of Seller and each Seller Subsidiary contain reasonably accurate records of all corporate actions taken by the directors and stockholders of Seller and each Seller Subsidiary.

     Section 4.27 Brokers; Fees and Expenses.

     (a) Except for certain transaction bonuses and compensation payable to Senior Management or to employees as set forth in Schedule 4.27(a) to the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has entered into any Contract with any Person which may result in the obligation of Seller or any Seller Subsidiary to pay any finder’s fees, brokerage or agent’s commission or other like payments in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby. Except as provided in Schedule 4.27(a) to the Seller Disclosure Schedule, all such transaction bonuses and compensation will be paid by Seller to the applicable employee within 90 days of Closing. Seller is not aware of any claim for payment of any finder’s fees, brokerage or agent’s commissions or other like payments against it or any of the Seller Subsidiaries in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby.

     (b) No valid claim against Seller or a Seller Subsidiary exists or will exist for payment of any “topping,” “break-up,” “bust-up” or “termination” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby except as provided herein.

     Section 4.28 Disclosure. No representation, warranty or statement made by or on behalf of Seller in this Agreement or in the certificates furnished to Purchaser or its representatives pursuant to this Agreement, intentionally or recklessly contains any untrue statement of material fact or intentionally or recklessly omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not materially misleading. There is no fact which has not been disclosed to Purchaser of which the officers or directors of Seller or any Seller Subsidiary are aware and which has had or could reasonably be expected to have a Seller Material Adverse Effect.

ARTICLE V

Representations and Warranties of Purchaser

     Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date (as if such representations and warranties were made as of the Closing Date), as follows:

     Section 5.01 Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

     Section 5.02 Authorization; Validity of Agreement; Necessary Action. Purchaser has the requisite corporate power and authority to enter into this Agreement and the Purchaser Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the Purchaser Ancillary Agreements to which it is or will be a party, by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. The Board of Directors of Purchaser (the “Purchaser Board”) has approved this Agreement. This

Agreement has been duly executed and delivered by Purchaser. The Purchaser Ancillary Agreements executed as of the date hereof have been, and on the Closing Date the other Purchaser Ancillary Agreements will have been, duly executed and delivered by Purchaser and no other corporate action on the part of Purchaser is or will be necessary in connection therewith. This Agreement, assuming due and valid authorization, execution and delivery thereof by Seller, constitutes, and when executed and delivered by Purchaser, each other Purchaser Ancillary Agreement will constitute (assuming due and valid authorization, execution and delivery thereof by the other parties thereto), the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     Section 5.03 No Conflicts; Consents. The execution and delivery by Purchaser of each Transaction Agreement to which it is a party, do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (a) the charter or organizational documents of Purchaser, (b) any material Contract to which Purchaser is a party or by which any of their respective properties or assets is bound or (c) any Order or Applicable Law applicable to Purchaser or their respective properties or assets, other than, in the case of clause (b) or (c) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Purchaser Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of any Transaction Agreement to which Purchaser is a party or the consummation of the transactions contemplated hereby, other than as set forth in Exhibit 5.03.

     Section 5.04 Brokers. Purchaser has not entered into any Contract or understanding with any Person which may result in the obligation of Purchaser to pay any finder’s fees, brokerage or agent’s commission or other like payments in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby. Purchaser is not aware of any claim for payment of any finder’s fees, brokerage or agent’s commissions or other like payments against Purchaser in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby.

     Section 5.05 Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser which may call into question the validity or hinder the enforceability or performance of this Agreement or any of the other Transaction Agreements.

     Section 5.06 Knowledge of Breach. As of the date of this Agreement, Purchaser has no Knowledge of any facts or circumstances that would serve as the basis for a claim by Purchaser against Seller based upon a breach of any of the representations and warranties of Seller contained in this Agreement or breach of any of Seller’s covenants or agreements to be performed by it under this Agreement at or prior to Closing. Purchaser shall be deemed to have waived in full any breach of Seller’s representations or warranties in this Agreement and any breach of such covenants and agreements of which, as of the date of this Agreement, Purchaser has Knowledge.

ARTICLE VI

Covenants Relating to Conduct of Business

     Section 6.01 Conduct of Business.

     (a) Conduct of Business by Seller. Except for matters expressly permitted by this Agreement, from the date of this Agreement to the Closing Seller shall, and shall cause each Seller Subsidiary to, conduct its business in the Ordinary Course of Business and use its commercially reasonable best efforts to preserve intact its current business organization, keep available the services of its officers and employees and maintain its relationships with customers, suppliers, vendors, licensors, licensees, franchisees, distributors and agents and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by this Agreement, from the date of this Agreement to the Closing, Seller shall not, and shall not permit any Seller Subsidiary to, do any of the following without the prior written consent of Purchaser:

     (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Seller to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of Seller or any Seller Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) adopt a plan of or effect any complete or partial liquidation or adopt resolutions providing for or authorizing such liquidation or adopt a plan of or effect any dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Seller or any of the Seller Subsidiaries;

     (ii) authorize for issuance, issue, deliver, sell, pledge, dispose of or grant (A) any shares of its capital stock, (B) any other equity or voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, equity or voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (x) the issuance of Common Stock upon the exercise of Seller Employee Stock Options outstanding on the date of this Agreement in accordance with their present terms, and (y) the issuance of Common Stock upon the conversion of Preferred Stock in accordance with its present terms;

     (iii) amend its articles or certificate of incorporation, by-laws or other comparable charter or organizational documents;

     (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business of any Person or any corporation, limited liability company, partnership, association or other business organization or division thereof, (B) any assets other than those acquired in the Ordinary Course of Business and not, individually or in the aggregate, material to Seller and the Seller Subsidiaries, taken as a whole, or (C) capital stock or equity interests in any Person;

     (v) (A) grant to any present or former employee, officer or director of Seller or any Seller Subsidiary any increase in compensation or benefits, (B) grant to any present or former employee, officer or director of Seller or any Seller Subsidiary any increase in severance or termination pay, (C) other than entering into employment agreements with employees of Seller approved in writing in advance by Purchaser, which approval shall not be unreasonably withheld or delayed, and other than employment agreements with Senior Management, enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any Seller Plan (or arrangement that, had it been in existence on the date hereof, would be a Seller Plan), (E) take any action to accelerate any payments, rights or benefits, or make any material determinations not in the Ordinary Course of Business, under any Seller Plan, or (F) loan or advance money or other property to any present or former employee, officer or director of Seller or any Seller Subsidiary;

     (vi) make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of Seller and the Seller Subsidiaries, except insofar as may have been required by a change in United States generally accepted accounting principles;

     (vii) sell, lease, license, mortgage, encumber or otherwise dispose of or permit to become subject to any Lien any properties or assets, tangible or intangible, except sales of inventory in the Ordinary Course of Business;

     (viii) enter into any transaction with an Affiliate (other than Seller or a Seller Subsidiary);

     (ix) (A) incur any Indebtedness or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Seller or any Seller Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings for working capital purposes incurred in the Ordinary Course of Business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in Seller or any Seller Subsidiary or the advancement of trade credit to customers of Seller or a Seller Subsidiary in the Ordinary Course of Business;

     (x) make or agree to make any new capital expenditure or expenditures or otherwise acquire, lease or encumber any assets outside the Ordinary Course of Business;

     (xi) make any Tax election or settle or compromise any Tax liability or refund;

     (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

     (xiii) (A) pay, discharge or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of Liabilities reflected or reserved against in the Financial Statements or incurred after the date thereof in the Ordinary Course of Business, or (B) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Seller or any Seller Subsidiary is a party;

     (xiv) violate or fail to perform any obligation or duty imposed upon it by any material Applicable Law;

     (xv) initiate, settle or compromise any litigation or arbitration Proceeding, or otherwise waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value;

     (xvi) terminate, rescind, modify, amend or otherwise alter or change any of the terms or provisions of any Material Contract, pay any amount not required by Law or by any Material Contract, or reduce, discount, waive or forego any material payment or right thereunder, or agree to any compromise or settlement with respect thereto;

     (xvii) other than Contracts with customers or in the Ordinary Course of Business, in each case entered into with Purchaser’s prior written approval (which approval shall not be unreasonably withheld or delayed), enter into any Contract that, if it were effective on the date hereof, would constitute a Material Contract,

     (xviii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Any Contract entered into by Seller or a Seller Subsidiary after the date hereof with Purchaser’s consent as contemplated by this Section 6.01(a) shall, unless the parties agree otherwise with respect thereto, automatically be deemed a part of the applicable schedule hereto and be an Assigned Contract hereunder.

     (b) Other Actions. Seller shall not, and shall not permit any Seller Subsidiary to, take any action or permit any inaction that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of Seller set forth in this Agreement becoming untrue at any time from the date hereof to the Closing or (ii) any condition to the Closing set forth in Article VIII not being satisfied in all material respects.

     Section 6.02 No Solicitation. (a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Seller shall not, and Seller shall cause the Seller Subsidiaries and each of their respective officers, directors and employees and each investment banker, financial advisor, attorney, accountant or other representative retained by it or any of them not to, directly or indirectly, (i) solicit, encourage, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by Seller or otherwise) or take any other action intended or designed to facilitate any inquiry or effort of any Person (other than Purchaser) relating to any possible business combination with or any possible acquisition of Seller or any Seller Subsidiary (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of the capital stock or assets of Seller or any Seller Subsidiary (any such combination or acquisition referred to as an “Alternative Acquisition”), (ii) provide information with respect to Seller or any Seller Subsidiary to any Person, other than Purchaser, relating to a possible Alternative Acquisition by any Person, other than Purchaser, (iii) enter into an agreement with any Person, other than Purchaser, providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Purchaser. Seller and the Seller Subsidiaries and their respective representatives have ceased all discussions and negotiations that may have occurred prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, a proposal for an Alternative Acquisition. For purposes of this Section 6.02, the term “Person” shall include any group as defined in the Securities Exchange Act of 1934, as amended.

     (b) Notwithstanding the provisions of paragraph (a) above, Seller may, in response to an unsolicited written proposal or indication of interest with respect to a potential or proposed Alternative Acquisition (“Alternative Acquisition Proposal”), furnish (subject to the execution of a confidentiality agreement containing provisions not more favorable than the confidentiality provisions of the Confidentiality Agreement) confidential or non-public information to a financially capable corporation, partnership or other Person (a “Potential Acquirer”) and negotiate with such Potential Acquirer if the Seller Board in good faith, after consultation with outside legal counsel, determines that the failure to provide such confidential or non-public information to or negotiate with such Potential Acquirer would constitute a breach of its fiduciary duty to Seller’s stockholders. Negotiations conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 6.02.

     (c) Seller shall notify Purchaser as soon as practicable after (i) Seller has received any Acquisition Proposal, (ii) the Seller Board or Seller’s chief executive officer or chief financial officer has actual knowledge that any person or entity intends to make an Alternative Acquisition Proposal, or (iii) Seller has received any request for nonpublic information relating to Seller or the Seller Subsidiaries in connection with an Alternative Acquisition Proposal or for access to the properties, books or records of Seller or any Seller Subsidiary by any Person that informs Seller or the Seller Subsidiary that it is considering making, or has made, an Alternative Acquisition Proposal. Such notice to Purchaser shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Seller will keep Purchaser fully informed of the status and details of any such Alternative Acquisition Proposal or request.

ARTICLE VII

Additional Agreements

     Section 7.01 Charter Amendment; Preparation of Proxy Statement; Stockholders Meeting. (a) As soon as practicable following the date of this Agreement, Seller shall prepare, in accordance with Applicable Law and the Seller Charter, a Proxy Statement to be sent to holders of Seller Stock in connection with Seller Stockholders Meeting. Seller shall cooperate with Purchaser with respect to the preparation of, and provide Purchaser the opportunity to review and comment upon drafts of, the Proxy Statement and related proxy and any amendment or supplement thereto, and shall incorporate into the Proxy Statement and related proxy or any such amendment or supplement any reasonable comments made by Purchaser with respect thereto. If at any time prior to receipt of the Seller Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Seller shall promptly prepare and mail to its stockholders such an amendment or supplement (subject to the foregoing provisions of this Section 7.01). Seller shall not mail any Proxy Statement or related proxy, or any amendment or supplement thereto, without Purchaser’s consent, which consent shall not be unreasonably withheld or delayed. Each of Seller and Purchaser shall use its reasonable best efforts (to the extent within its control) to cause the Proxy Statement or related proxy to be mailed to Seller’s stockholders entitled to vote at the Seller Stockholder Meeting as promptly as practicable after the date of this Agreement.

     (b) In accordance with Applicable Law, the Seller Charter and the Stockholders Agreement, Seller will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Seller Stockholders Meeting for the purpose of considering the approval of this Agreement and the transactions contemplated hereby and shall solicit proxies from holders of Seller Stock in connection therewith. Seller will use its commercially reasonable best efforts to ensure the attendance of a quorum of its stockholders (in person or by proxy) at the Seller Stockholders Meeting. Except as may be required, in response to any bona fide, unsolicited written Alternative Acquisition Proposal, in order to comply with the Seller Board’s fiduciary duties to holders of Seller Stock (as determined by the Seller Board in good faith after consultation with outside legal counsel), Seller will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to obtain such approval by its stockholders.

     (c) At least one week before the Seller Stockholders Meeting, Seller shall hold and cause the Senior Management to participate in a telephonic conference during which all holders of Seller Stock may ask and receive answers from Senior Management of any reasonable questions regarding this Agreement and the transactions contemplated hereby. The Proxy Statement shall include information regarding how holders of Seller Stock can participate in such telephone conference.

     Section 7.02 Access to Information; Confidentiality. (a) Seller shall, and shall cause each of the Seller Subsidiaries to, afford to Purchaser, and to their respective officers, employees,

accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Closing to all their respective properties, books and records, Contracts, commitments and personnel and, during such period, Seller shall, and shall cause each of the Seller Subsidiaries to, furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser may reasonably request; provided, however, that (A) no investigation pursuant to this Section 7.02 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated hereby and (B) no access or disclosure shall be required to be provided if such access or disclosure would impair any attorney-client privilege of the disclosing party or would violate any Applicable Law.

     (b) All information exchanged pursuant to this Section 7.02 shall be subject to the Confidentiality Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

     Section 7.03 Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use their respective commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers and other Consents from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary waiver or other Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary waivers or other Consents from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

     (b) In the event any litigation is commenced against Seller by any Person relating to the transactions contemplated by this Agreement, Purchaser shall have the right, at their own expense, to participate therein, and Seller will not settle any such litigation without the consent of Purchaser.

     (c) Seller and Purchaser each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notice or other communications received by Purchaser or Seller, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity with respect to the transactions contemplated by this Agreement.

     (d) Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of, and such party shall use its reasonable best efforts to prevent, or promptly remedy, (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement within the time contemplated hereby. Seller shall promptly advise Purchaser in writing of any change or the occurrence of any event after the date of this Agreement having, or which could reasonably be expected to have, any Seller Material Adverse Effect. In addition, Purchaser shall give Seller prompt written notice in the event it obtains Knowledge after the date hereof that any of Seller’s representations or warranties contained herein are untrue or inaccurate (it being understood and agreed that such notice shall not constitute an amendment or modification of Seller’s representations and warranties hereunder). Notwithstanding anything to the contrary herein, in no event shall Purchaser have any Liability to Seller or any other Person for (A) any breach of Section 5.06 (other than compliance with the waiver as and to the extent provided in the final sentence of Section 5.06) or (B) any notice delivered to Seller pursuant to the immediately preceding sentence of this Section 7.03(d).

     Section 7.04 Public Announcements. Purchaser, on the one hand, and Seller, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation or without the prior consent of the other parties (which shall not be unreasonably withheld or delayed); provided, however, that a party may, without the prior consent of any other party, issue such a press release or other similar public statement as may be required by Applicable Law or any listing agreement with a national securities exchange or market to which the disclosing party is a party, if the disclosing party has used all reasonable efforts to consult with such other parties and to obtain such other parties’ consent but has been unable to do so in a timely manner.

     Section 7.05 Return of Deposit. Notwithstanding anything to the contrary contained herein, (i) Seller shall pay to Purchaser the Deposit Amount in the event the Closing does not occur on or before July 16, 2004, unless such failure is due to a default by Purchaser under this Agreement, and (ii) such payment shall be made, by wire transfer of immediately available funds to an account designated in writing by Purchaser, no later than two Business Days following July 16, 2004.

     Section 7.06 Estimation of Working Capital. No later than two Business Days prior to the Closing Date, Seller shall cause the Estimated Working Capital Amount to be calculated in good faith and in conformance with Schedule 1.01(g) to the Seller Disclosure Schedule, and provide Purchaser with a certificate of its chief financial officer setting forth the Estimated Working Capital Amount (including the components thereof), stating that the Estimated Working Capital Amount was prepared in good faith in accordance with the terms of this Agreement (the “Pre-Closing Certificate”). Unless Purchaser reasonably objects to the amounts reflected in the Pre-Closing Certificate, the Estimated Working Capital Amount for purposes hereof shall be as set forth in the Pre-Closing Certificate.

     Section 7.07 Bulk Sales. The parties hereto waive compliance with the requirements of Applicable Laws governing bulk sales of assets or sales of assets outside the ordinary course of business in connection with the consummation of the transactions contemplated hereby.

     Section 7.08 Non-Solicitation. (a) Covenant. In consideration of the Purchase Price and the other mutual covenants provided for herein, during the period beginning on the Closing Date and ending on the date which is 18 months after the Closing Date (the “Non-Solicitation Period”), Seller shall not (and shall not permit any of its Subsidiaries to), directly or indirectly, (i) solicit, induce or attempt to solicit or induce any customer of Purchaser or any of their respective Affiliates (including customers who have become such as a result of the transactions contemplated hereby) to terminate or alter its business relationship with Purchaser or any of their respective Affiliates, or to become a customer of Seller or any of its Subsidiaries, in each case with respect to products or services the same or substantially similar to those provided by Seller and the Seller Subsidiaries in connection with any business conducted by any of them during the one-year period prior to the Closing Date, or (ii) solicit the employment of or employ any employee of Purchaser or any of its Subsidiaries (including employees who have become such as a result of the transactions contemplated hereby), or discourage any such employee from remaining in the employment of Purchaser or any of its Subsidiaries.

     (b) Severability. The parties hereto agree that the covenant set forth in Section 7.08(a) is reasonable with respect to its duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 7.08(a) is invalid or unenforceable, the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (c) Remedy for Breach. The parties acknowledge and agree that in the event of a breach of any of the provisions of this Section 7.08, monetary damages shall not constitute a sufficient remedy. Consequently, without limiting the generality of the other provisions of this Agreement, the parties agree that, in the event of any such breach, Purchaser and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provision hereof.

     Section 7.09 Taxes. (a) Each Party shall make available to the others such records as the others may require for the preparation of any Tax Returns or other similar reports or forms required to be filed by the others and such records as the others may require for the defense of any audit, examination, administrative appeal or litigation of any such Tax Return or other similar report or form.

     (b) The parties agree that all applicable excise, sales, transfer, documentary, filing, recordation and other similar Taxes, levies, fees and charges, if any that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby shall be borne and paid by Seller. Each party to this Agreement agrees to file all necessary documentation (including all Tax Returns) with respect to such Taxes in a timely manner.

     (c) Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to be filed in respect of the Purchased Assets or the operation of the business of Seller and the Seller Subsidiaries for periods ending on or prior to the Closing Date. All Taxes indicated as due and payable on such returns shall be paid or will be paid by Seller as and when required by Applicable Law, except for such taxes as may be contested by Seller in good faith and in appropriate Proceedings. Purchaser shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by Applicable Law to be filed in respect of the Purchased Assets or its operation thereof for periods ending after the Closing Date, it being understood that all Taxes indicated as due and payable on such returns shall be paid or will be paid by Purchaser as and when required by Applicable Law, except for such taxes as may be contested by Purchaser in good faith and in appropriate Proceedings.

     (d) Each of Seller and Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payments under any provision of federal, state, local or foreign law. Any such withheld amount shall be treated for all purposes of this Agreement as having been paid to the payee from whose payment such amount was withheld.

     Section 7.10 Fees and Expenses. (a) Except as set forth in this Section 7.10 and Section 7.05, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (b) Seller agrees to immediately pay to Purchaser a fee of $200,000 if:

     (i) Seller terminates this Agreement pursuant to clause (iii) of Section 10.01(d); or

     (ii) Purchaser terminates this Agreement pursuant to clause (iii) of Section 10.01(c); or

     (iii) Purchaser terminates this Agreement pursuant to clause (v) of Section 10.01(c) or Seller terminates this Agreement pursuant to clause (iv) of Section 10.01(d).

     Section 7.11 Books and Records. Seller shall not destroy or otherwise dispose of any Books and Records included in the Excluded Assets unless Seller (i) gives Purchaser no less than 15 Business Days’ prior written notice of its intention to do so and (ii) if requested by Purchaser, permits Purchaser to obtain, at Purchaser’s expense, possession of such Books and Records or a copy thereof.

     Section 7.12 Great Plains Assets. The Excluded Assets shall include the Great Plains Assets, provided, however, that (i) for a period of 120 days after Closing Seller shall permit the Great Plains Assets to remain in the facility in Eden Prairie, Minnesota to be assumed by Purchaser hereunder (or any successor facility), (ii) during such period Purchaser shall have full access to all data and information related to the businesses and operations of Seller and the Seller Subsidiaries included in the Great Plains Assets, including the right to make copies thereof, (iii)

Seller shall arrange to have the Great Plains Assets moved to a facility of Seller upon termination of said period and (iv) notwithstanding the foregoing, after such period Purchaser shall continue to have rights and access to the Books and Records included in the Great Plains Assets as contemplated by Sections 2.02(viii) and 7.11.

     Section 7.13 Contractual Consents. Notwithstanding anything to the contrary herein, in no event shall Seller be required to solicit or seek any third party Consent to the assignment to Purchaser of any Terminated Contract, Specified Confidentiality Agreement or Permitted Non-transferable License.

ARTICLE VIII

Conditions Precedent

     Section 8.01 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The stockholders of Seller entitled to vote at the Seller Stockholders Meeting shall have approved this Agreement and the transactions contemplated hereby by the requisite votes under the DGCL, Seller Charter, Seller By-laws and Stockholders Agreement.

     (b) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits, or makes illegal, consummation of any transaction contemplated by this Agreement (it being understood that the parties hereto hereby agree to use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted as promptly as possible).

     (c) Governmental Approvals. All Consents of any Governmental Entity legally required for the consummation of the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date, except where the failure to obtain the same would not be reasonably likely to have a Seller Material Adverse Effect.

     (d) Escrow Agreement. The Escrow Agreement shall have been validly executed and delivered by Seller, Purchaser and the Escrow Agent.

     Section 8.02 Conditions to Obligation of Seller to Effect the Closing. Unless waived by Seller, the obligation of Seller to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

     (a) Representations and Warranties; Covenants. Purchaser shall have performed in all material respects their covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of Purchaser contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

     (b) Certificates. Seller shall have received certificates, dated the Closing Date, of:

     (i) the President or any Vice President of Purchaser certifying as to the matters specified in Section 8.02(a); and

     (ii) the Secretary or any Assistant Secretary of Purchaser certifying as to the content and continuing effectiveness as of the Closing Date of the resolutions of the Purchaser Board approving this Agreement and the transactions contemplated hereby.

     Section 8.03 Conditions to Obligations of Purchaser to Effect the Closing. Unless waived by Purchaser, the obligations of Purchaser to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

     (a) Representations and Warranties; Covenants. Seller shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of Seller contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

     (b) No Seller Material Adverse Effect. There shall have been no Seller Material Adverse Effect.

     (c) Certificates. Purchaser shall have received certificates, dated the Closing Date, of:

     (i) the President or any Vice President of Seller certifying as to the matters specified in Sections 8.03(a) and (b); and

     (ii) the Secretary of Seller certifying as to (A) the content and continuing effectiveness as of the Closing Date of the resolutions of the Seller Board approving (x) the Charter Amendment and declaring its advisability and (y) this Agreement and declaring the advisability of the Agreement on the terms and conditions set forth herein, and (B) the fact that the Charter Amendment, this Agreement and the transactions contemplated hereby have been duly approved by the requisite vote of the stockholders of Seller in accordance with the DGCL, Seller Charter, Seller By-laws and Stockholders Agreement and that such approval is in full force and effect.

     (d) Consents and Approvals. Purchaser shall have received written evidence satisfactory to it that (i) all Consents of Governmental Entities required for the consummation of the transactions contemplated hereby or the ownership or operation by Purchaser of the Purchased Assets have been obtained or made and (ii) all Consents of other Persons have been obtained or made to the extent such Persons’ Consent is required so that the consummation of the transactions contemplated by this Agreement, including the assignment to Purchaser of the Assigned Contracts, will not cause a default, violation or breach of, or otherwise cause or permit Seller, any Seller Subsidiary or Purchaser to lose the benefits under, any Assigned Contract or material Permit, except for: (x) Specified Confidentiality Agreements, Permitted Non-Transferable Licenses and Terminated Contracts; and (y) those Assigned Contracts identified specifically as “inactive customer” or “inactive client” contracts on the applicable schedule to the Seller Disclosure Schedule (it being understood that, notwithstanding the foregoing, Seller nonetheless shall be required hereunder to seek such a Consent as soon as practicable after the date hereof with respect to such Assigned Contracts).

     (e) Estoppel Certificates. Purchaser shall have received Estoppel Certificates from each of the lessors under the Assigned Real Property Leases.

     (f) Customer Certificates. Purchaser shall have received Customer Certificates from Nissan, The Gap, GMAC-RFC, American Airlines, The Financial Times, River Deep and Franciscan.

     (g) No Litigation. There shall not be instituted or pending any suit, action or other Proceeding by or before any Governmental Entity relating to this Agreement or any of the transactions contemplated hereby.

     (h) Legal Opinion. Purchaser shall have received an opinion of counsel to Seller, dated the Closing Date and addressed to Purchaser, in the form of Exhibit 8.03(h).

     (i) Employment Agreement. Purchaser shall have entered into the Franke Employment Agreement.

     (j) Non-Solicitation Agreements. Purchaser shall have entered into the Non-Solicitation Agreements.

     (k) Stockholder Waivers. Purchaser shall have received Stockholder Waivers from holders of (i) at least 75% of the Seller Stock, calculated on an as-converted basis, and (ii) holders of each of a Series A Majority, Series B Majority and Series C Majority.

     (l) Stockholder Agreement. Purchaser shall have received an agreement or other instrument signed by the holders of Seller Stock party to the Stockholders Agreement, waiving any non-compliance with the Stockholders Agreement through the Closing.

     (m) Charter Amendment. The Charter Amendment shall have become effective in accordance with the DGCL.

ARTICLE IX

Employees and Employee Benefits

     Section 9.01 Transferred Employees. On or prior to the Closing, Purchaser will make offers of employment to each of the employees of Seller listed on Schedule 9.01 to the Seller Disclosure Schedule (the “Offered Employees”). Purchaser’s offers of employment to the Offered Employees shall be on such terms and conditions as Buyer determines in its sole discretion and shall be effective as of and conditioned upon the Closing, except as otherwise provided herein regarding the Franke Employment Agreement. Any Offered Employee who accepts Purchaser’s offer of employment and becomes an employee of Purchaser effective as of the Closing shall be referred to herein as a “Transferred Employee.” The employment of any Offered Employee of Seller or a Seller Subsidiary who is not a Transferred Employee shall be terminated by Seller or the Seller Subsidiary, as applicable, prior to the Closing.

     Section 9.02 Severance Amounts. From and after Closing, with respect to any Offered Employees who do not become Transferred Employees, Purchaser shall reimburse Seller for any severance payments Seller makes to such employees (to the extent such payments are not greater than the severance amounts indicated for such employees on Schedule 4.23). Purchaser shall make such reimbursement from time to time within five Business Days after receipt from Seller of an invoice therefor, indicating the applicable employee and the amount of severance payment.

     Section 9.03 Flexible Spending Plan. Immediately prior to the Closing Date, Seller shall furnish to Purchaser (i) a record of all of the Health Care Expense Accounts and Dependent Care Assistance Accounts (collectively, the “Spending Accounts”) under the Cafeteria Plan with Flexible Spending Arrangement Provided by Interrelate, Inc. for Transferred Employees who elected to contribute to either or both of the Spending Accounts for the period beginning on January 1 of the year in which the Closing Date occurs (the “Participants”), broken down by individual Participant, and a record of claims history and contributions since January 1 of the year in which the Closing Date occurs for the Spending Accounts, and (ii) a record showing Participant elections as of the Closing Date. As soon as practicable after the Closing Date, Seller shall furnish to each Participant a record of the balance of his or her Spending Accounts as of the Closing Date. Seller shall process all Claims pending as of the Closing Date.

     Section 9.04 COBRA. To the extent Purchaser is obligated to provide (and provides) continuation coverage under a group health plan pursuant to Section 4980B of the Code (“COBRA benefits”) to any person who is an employee immediately prior to the Closing and not a Transferred Employee or was an employee prior to the Closing of Seller or any Seller Subsidiary (or a “qualified beneficiary” of any such employee, as such term is defined in Section 4980B of the Code) (each, a “COBRA Recipient”), Purchaser shall be reimbursed by Seller (or from the Escrow Fund) to the extent the aggregate COBRA Recipients’ claims for such COBRA benefits for the period ending April 1, 2005 exceed the aggregate COBRA Recipients’ premiums paid to Purchaser during such period, to the extent not covered by other applicable insurance of Purchaser (the “Excess COBRA Liabilities”).

     Section 9.05 Other Seller Plans. Except to the extent included in the Working Capital as reflected in the Final Closing Statement or as expressly provided in the foregoing provisions of this Article IX, Purchaser shall not assume or be deemed to have assumed any Liabilities with respect to any Seller Plan.

ARTICLE X

Termination

     Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of this Agreement by the stockholders of Seller:

     (a) by mutual written consent of Purchaser and Seller; or

     (b) by Purchaser or Seller upon written notice to the other:

     (i) if the Closing is not consummated on or before July 16, 2004, unless the failure to consummate the Closing is the result of a breach of this Agreement by the party seeking to terminate this Agreement; or

     (ii) if any Governmental Authority issues an order or takes any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order or other action shall have become final and nonappealable, unless such order or other action was issued or taken at the request or with the support of the party seeking to terminate this Agreement; or

     (c) by Purchaser upon written notice to Seller:

     (i) if Seller shall have failed to comply in any material respect with any of its covenants or agreements in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 30 days following receipt by Seller of written notice from Purchaser of such failure to comply;

     (ii) if there has been (A) a breach by Seller of any representation or warranty in this Agreement that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (B) a breach by Seller of any representation or warranty in this Agreement that is qualified as to materiality, in each case which breach has not been cured within 30 days following receipt by Seller from Purchaser of written notice of the breach;

     (iii) if Seller Stockholder Approval is not obtained at the Seller Stockholders Meeting or at any adjournment or postponement thereof;

     (iv) if there has occurred a Seller Material Adverse Effect, which has not been cured within 30 days following receipt by Seller from Purchaser of written notice thereof;

     (v) if the Seller Board resolves to accept a Superior Proposal, withdraws its recommendation to the holders of Seller Stock of this Agreement and the transactions contemplated hereby or recommends to the holders of Seller Stock that they tender or otherwise transfer their shares of Seller Stock to a Person other than Purchaser; or

     (d) by Seller upon written notice to Purchaser:

     (i) if Purchaser shall have failed to comply in any material respect with any of its covenants or agreements in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 30 days following receipt by such other party of written notice from Seller of such failure to comply;

     (ii) if there has been (i) a breach by Purchaser of any representation or warranty made by it in this Agreement that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by Purchaser of any representation or warranty made by it in this Agreement that is qualified as to materiality, in each case which breach has not been cured within 30 days following receipt by Purchaser from Seller of written notice of the breach;

     (iii) if (A) Seller receives an offer or proposal from any Potential Acquirer (excluding any director or officer of Seller or any group of which any director or officer of Seller is a member) with respect to a merger, sale of substantial assets or other business combination involving Seller, (B) the Seller Board determines, in good faith and after consultation with an independent financial advisor, that such offer or proposal (if consummated pursuant to its terms) would result in an Alternative Acquisition more favorable to Seller’s stockholders than the transactions contemplated hereby (any such offer or proposal being referred to as a “Superior Proposal”) and resolves to accept such Superior Proposal and (C) Seller shall have given Purchaser two days’ prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 7.10 shall have been received by Purchaser;

     (iv) if Seller Stockholder Approval is not obtained at the Seller Stockholders’ Meeting or any adjournment or postponement thereof; provided, however, that such termination shall not be effective until the payment required by Section 7.10 shall have been received by Purchaser; or

     (e) by any party upon written notice to the others if the parties are unable to resolve an objection to the Pre-Closing Certificate as contemplated by Section 7.06.

     Section 10.02 Effect of Termination. In the event of termination of this Agreement pursuant to the provisions of Section 10.01, this Agreement shall forthwith become void and there shall be no further obligation on the part of Seller, Purchaser or their respective officers or directors (except as set forth in this Section 10.02 and in Section 7.02(b) (confidentiality), 7.04 (Public Announcements), 7.05 (Return of Deposit) and 7.10 (Fees and Expenses) all of which shall survive the termination); provided, that nothing in this Section 10.02 shall relieve any party from liability which such party may have for any breach of this Agreement which occurs upon or prior to termination hereof.

ARTICLE XI

Indemnification

     Section 11.01 Survival. Nothing in this Agreement shall limit the liability of any party for any breach of any representation, warranty, covenant or agreement if this Agreement shall be terminated prior to the Closing. Subject to the foregoing, the representations and warranties of the parties in this Agreement and the other Transaction Documents shall survive the Closing until the Representation Termination Date, and no claims for any breach of such representations and warranties shall be made by any Indemnified Party under this Article XI thereafter, except that (i) such claims may be made as to any Damages suffered or incurred in connection with, relating to or arising out of a matter which is a subject of a claim notice given in accordance with the requirements of this Article XI or, if applicable, the Escrow Agreement on or prior to the Representation Termination Date and the indemnification, hold harmless and reimbursement obligations hereunder shall continue as to such matter until the Liability, if any, to be satisfied shall have been determined pursuant to this Article XI and, if applicable, the Escrow Agreement and all Indemnified Parties shall have been indemnified, held harmless and reimbursed for such Damages in accordance with the terms hereof and thereof and (ii) the representations and warranties contained (a) in Section 4.10, shall survive until the expiration of the applicable statutes of limitation with respect to the matters set forth therein, and (b) in Section 4.08 shall survive forever. The covenants of each party in this Agreement to be performed in whole or in part after the Closing will survive the Closing and will continue in full force and effect in accordance with their terms.

     Section 11.02 Indemnification of Purchaser Indemnified Parties. (a) Subject to the other provisions of this Article XI and the terms and conditions of the Escrow Agreement, from and after the Closing each Purchaser Indemnified Party shall be indemnified, held harmless and reimbursed by Seller or, subject to Section 11.10, from the Escrow Fund (as applicable) against, from and for any and all actual Damages suffered or incurred by such Purchaser Indemnified Party in connection with, relating to or arising out of:

     (i) the Excluded Assets, Excluded Liabilities, any Seller Stockholder Claim and the Excess COBRA Liabilities;

     (ii) all Permitted Non-transferable Licenses which are not included in the Purchased Assets, if the aggregate Damages suffered with respect thereto is $30,000 or more;

     (iii) any breach by Seller of, or failure by Seller to perform, any of its agreements, covenants or obligations in this Agreement;

     (iv) any breach of or inaccuracy in any warranty or representation of Seller contained in Article IV, any Transaction Document or any certificate delivered by or on behalf of Seller or any officer thereof pursuant to Article VIII;

     (v) the failure to comply with Applicable Laws governing bulk sales of assets or sales of assets outside the ordinary course of business in connection with the consummation of the transactions contemplated hereby;

provided, however, that the Purchaser Indemnified Parties shall be indemnified, held harmless and reimbursed hereunder with respect to the matters set forth in clause (iii) of this Section 11.02 (a) only in the event that the aggregate amount (without duplication) of actual Damages suffered or incurred by all Purchaser Indemnified Parties with respect to all such matters, in the aggregate, exceeds $50,000 (the “Basket”); it being understood that, once all such Damages reach the amount of the Basket, the Purchaser Indemnified Parties shall be entitled to all Damages incurred by them with respect to such matters; and (b) only up to an aggregate amount equal to 100% of the Purchase Price.

     Section 11.03 Termination of Escrow Fund. Upon termination of the indemnification, hold harmless and reimbursement obligations with respect to representations and warranties under Section 11.01, and the indemnification, holding harmless and reimbursement of the Purchaser Indemnified Parties against, from and for all related Damages hereunder and under the Escrow Agreement, the Escrow Fund shall terminate and shall be distributed in accordance with the Escrow Agreement after payment of any amounts therefrom due to the Escrow Agent.

     Section 11.04 Indemnification of Seller Indemnified Parties. From and after the Closing, each Seller Indemnified Party shall be indemnified, held harmless and reimbursed jointly and severally by Purchaser against, from and for any and all actual Damages suffered or incurred by such Seller Indemnified Party in connection with, relating to or arising out of:

     (i) any breach by Purchaser of, or failure by Purchaser to perform, any of its agreements, covenants or obligations in this Agreement; or

     (ii) any breach of or inaccuracy in any warranty or representation of Purchaser contained in Article V (other than Section 5.06), any other Transaction Document or any certificate delivered by or on behalf of Purchaser or any officer thereof pursuant to Article VIII.

     Section 11.05 Claims. The provisions of this Section 11.05 shall be subject to Section 11.06. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Party shall promptly give notice to the Indemnifying Party (and, if a Purchaser Indemnified Party is the Indemnified Party and the Escrow Fund continues to be held by the Escrow Agent, the Escrow Agent) of such claim in accordance with the provisions hereof and of the Escrow Agreement and of the Known Claimed Amount (as defined in the Escrow Agreement) and, if applicable, the Estimated Claimed Amount (as defined in the Escrow Agreement); provided that the failure of the Indemnified Party to give notice shall not relieve the Indemnifying Party of its obligations under Article XI except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. If the Indemnifying Party does not object in writing to such indemnification claim within 30 days of receiving notice thereof, the Indemnified Party shall be entitled to recover promptly from the Indemnifying Party (and, if a Purchaser Indemnified Party is the Indemnified Party and the Escrow Fund continues to be held by the Escrow Agent, the Escrow Fund) the Known Claimed Amount and Estimated Claimed

Amount (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Party may be entitled pursuant to Section 11.02 or 11.04), and no later objection by the Indemnifying Party shall be permitted. If the Indemnifying Party agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Party shall nevertheless be entitled to recover promptly from the Indemnifying Party (and, if a Purchaser Indemnified Party is the Indemnified Party and the Escrow Fund continues to be held by the Escrow Agent, the Escrow Fund) the lesser amount, without prejudice to the Indemnified Party’s claim for the difference.

     Section 11.06 Notice of Third Party Claim; Assumption of Defense. The Indemnified Party shall give notice as promptly as is reasonably practicable to the Indemnifying Party (and, if the Indemnified Party is a Purchaser Indemnified Party and the Escrow Fund continues to be held by the Escrow Agent, the Escrow Agent) of the assertion of any claim, or the commencement of any suit, action or other Proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Party to give notice shall not relieve the Indemnifying Party of its obligations under this Article XI except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. The Indemnifying Party may, at its own expense (a) participate in the defense of any such Proceeding and (b) upon notice to the Indemnified Party and the Indemnifying Party’s delivering to the Indemnified Party a written agreement that the Indemnified Party is entitled to indemnification pursuant to Section 11.02 or 11.04 for all actual Damages arising out of such Proceeding and that the Indemnifying Party shall be liable for the entire amount of any Damages, at any time during the course of any such Proceeding, assume the defense thereof; provided that (i) the Indemnifying Party’s counsel is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such Proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If, however, the Indemnified Party reasonably determines in its judgment that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, then such Indemnified Party may employ separate counsel to represent or defend it in any such Proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such separate counsel. Whether or not the Indemnifying Party chooses to defend or prosecute any such Proceeding, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof.

     Section 11.07 Settlement or Compromise. The Indemnified Party shall have the right in its sole discretion to settle any such Proceeding of the kind referred to in Section 11.06; provided, however, that the Indemnified Party shall not be entitled to recovery under this Article XI in respect of amounts paid pursuant to such settlement unless it was effected with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, or it was effected after the Indemnifying Party unreasonably withheld or delayed its consent thereto. The parties agree that it would be reasonable to withhold consent to a settlement to the extent such settlement would impose on the Indemnifying Party any restriction on the operation of its business or assets.

     Section 11.08 Failure of Indemnifying Person to Act. In the event that the Indemnifying Party does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Party of its obligations hereunder.

     Section 11.09 Escrow. In the event a Purchaser Indemnified Party is entitled to receive any amount from Seller under this Agreement, including any indemnification payment under this Agreement, without limiting the Purchaser Indemnified Party’s rights to seek any recovery against Seller directly, the Purchaser Indemnified Party may, at its option, recover all or any portion of such amount from the Escrow Fund in accordance with the terms of the Escrow Agreement and subject to Section 11.10. Any claim notice required to be given by a Purchaser Indemnified Party under this Article XI shall specify to what extent the Purchaser Indemnified Party is seeking indemnification from Seller, the Escrow Fund or both.

     Section 11.10 Gap Escrow. The Gap Escrow shall be subject to the additional provisions and limitations of this Section 11.10:

     (a) One-third of the Gap Escrow shall be paid from the Escrow Fund to Seller on the first day of each month of the fourth calendar quarter of 2004; provided, however, that if The Gap terminates (in writing) any Contract or customer relationship with Seller or any Seller Subsidiary (or Purchaser, as owner and operator of the Purchased Assets after Closing) (a “Gap Termination Event”) effective on or prior to December 31, 2004, then (i) such monthly payments from the Escrow Fund shall cease starting with the payment due to be made at the beginning of the first month in which the GAP Termination Event is or will be effective (as indicated in the Gap Notice), (ii) on or before January 3, 2005, Seller shall be paid from the Escrow Fund an amount equal to $4,348 multiplied by the number of service days during the fourth calendar quarter of 2004 for which Purchaser has received payment from The Gap of all amounts due therefrom, less any amount previously paid to Seller pursuant to this Section 11.10(a) and not to exceed the amount of the remaining Gap Escrow, and (iii) any Gap Escrow remaining after giving effect to the foregoing clause (ii) shall be paid to Purchaser contemporaneously with the payment to Seller under clause (ii) (or, if no amount is payable to Seller thereunder, on January 3, 2005). If Seller receives monthly payments under this Section 11.10(a) which total more than (X) $4,348 multiplied by (Y) 92 less the number of service days during the fourth quarter of 2004 for which Purchaser should have received payment from The Gap as indicated in the Gap Notice but which were not paid, Seller shall reimburse Purchaser the amount of such excess (to the extent not paid to Purchaser out of the Gap Escrow) and Purchaser shall assign to Seller the right to collect the receivable related to the amount so reimbursed. Each party shall provide the other (and the Escrow Agent) with written notice of any Gap Termination Event of which it obtains Knowledge, which notice shall be in the form of the written notice thereof from The Gap (the “Gap Notice”).

     (b) The Gap Escrow shall not be available to satisfy any claims for indemnification by the Purchaser Indemnified Parties under this Article XI.

ARTICLE XII

General Provisions

     Section 12.01 Knowledge. An individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware, or should have been aware after reasonable inquiry, of such fact or other matter. Seller will be deemed to have “Knowledge” of a particular fact or other matter if any member of Senior Management and James Franke has Knowledge of such fact or other matter. Purchaser will be deemed to have “Knowledge” of a particular fact or other matter if Kelly Conway, Tim Cunninghan, Steve Pollema, Jay Istvan or Rob Wert has Knowledge of such fact or other matter (provided, however, that for purposes hereof, reasonable inquiry by any of such individual shall be limited to reasonable inquiry of employees and representatives of Purchaser).

     Section 12.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Seller, to:

Interelate, Inc.
Boulder Office
Flatirons Park West
2425 55th Street
Boulder, Colorado 80301
Attention: Larry Jones
Tel: (303) 444-5102
Fax: (303) 444-5048

With a copy to:	Jessop & Company, P.C.
303 E. 17th Avenue, Suite 930
Denver, Colorado 80203
Attention: Douglas W. Jessop
Tel: (303) 860-7700
Fax: (303) 860-7233

(b) if to Purchaser, to:

eLoyalty Corporation
150 Field Drive, Suite 250
Lake Forest, Illinois 60045
Attention: Robert S. Wert
Tel: (847) 582-7160
Fax: (847) 582-7002

With a copy to:	Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603-3441
Attention: Jodi A. Simala
Tel: (312) 782-0600
Fax: (312) 701-7711

     Section 12.03 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 12.04 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     Section 12.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by Applicable Law.

     Section 12.06 Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements and all exhibits and schedules hereto and thereto and the Confidentiality Agreement, taken together, (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the matters contemplated hereby and (ii) except for, from and after the Closing, Article XI, are not intended to confer upon any Person other than the parties hereto or thereto, as applicable, any rights or remedies.

     Section 12.07 Governing Law; Waiver of Jury Trial.

     (a) This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

     (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in the state courts or federal courts located in Cook County, Illinois. Each party:

     (i) expressly and irrevocably consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Cook County, Illinois (and each appellate court therefrom), in connection with any such legal proceeding;

     (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 12.02 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

     (iii) agrees that the state and federal courts located in Cook County, Illinois (and each appellate court therefrom) shall be deemed to be a convenient forum;

     (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Cook County, Illinois, any claim that the party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and

     (v) agrees to pay the reasonable attorneys’ fees and costs to the prevailing party in any such action or proceeding.

     (c) EACH PARTY IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

     Section 12.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties and any purported assignment without such consent shall be void, provided that Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Purchaser or to any direct or indirect wholly owned Subsidiary of Purchaser, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 12.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties agree that, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, each party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. The parties further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.09, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     Section 12.10 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by Purchaser and Seller.

     Section 12.11 Waiver. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     Section 12.12 Effect of Investigation. Subject to Section 5.06, any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities, by, Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

     Section 12.13 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

     Section 12.14 Further Assurances. From time to time after the Closing and without further consideration, Seller, upon the request of Purchaser and at Purchaser’s expense, shall execute and deliver such documents and instruments of conveyance and transfer, and take such additional action, as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Purchased Assets as contemplated by this Agreement and to vest in Purchaser title to the Purchased Assets transferred under this Agreement. Seller shall not take, cause or permit any action that is inconsistent with, or avoid or seek to avoid, any term of the Charter Amendment.

[Intentionally left blank]

     IN WITNESS WHEREOF, Purchaser and Seller have duly executed this Agreement, all as of the date first written above.

ELOYALTY CORPORATION

By:	/s/ Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Vice President, Chief Financial Officer and Corporate Secretary

INTERELATE, INC.

By:	/s/ Laurence Jones
Name: Laurence Jones
Title: Chief Executive Officer

EXHIBIT C

CHARTER AMENDMENT

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
INTERELATE, INC.

     Interelate, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

     First: The name of the corporation is Interelate, Inc.

     Second: The corporation was originally incorporated on January 3, 2000.

     Third: The following amendments shall be made to the Second Amended and Restated Certificate of Incorporation.

     1. Article IV, Section A.4(b) is hereby amended to add the following after the last sentence of such Section:

     “Notwithstanding anything herein to the contrary, the sale of all or substantially all of the assets of the Corporation (the “eLoyalty Transaction”) to eLoyalty Corporation or its affiliates (“eLoyalty”) pursuant to the terms of that certain Asset Purchase Agreement dated on or about June 23, 2004 by and between eLoyalty and the Corporation, as such may be amended or amended and restated from time to time (the “Asset Purchase Agreement”), shall neither be treated as nor deemed to be a Liquidation Event or an Extraordinary Transaction for any and all purposes hereunder. In the event of a dividend or distribution by the Corporation to the holders of any of its capital stock that is paid on or after the date on which the closing of the eLoyalty Transaction occurs, such dividend or distribution shall be distributed ratably to the holders of the Common Stock and the Preferred Stock on an as-if-converted to Common Stock basis.”

     2. Article IV, Section A.6(h) is hereby amended to add the following after the last sentence of such Section:

     “In the event of the eLoyalty Transaction, no such provisions shall be made with respect to the Series A Convertible Preferred Stock.”

     3. Article IV, Section A.8(b) is hereby amended to add the following after the last sentence of such Section:

     “The notice provisions hereunder shall not apply with respect to the eLoyalty Transaction.”

     4. Article IV, Section B.4(b) is hereby amended to add the following immediately prior to the penultimate sentence of such Section:

     “Notwithstanding anything herein to the contrary, the eLoyalty Transaction shall neither be treated as nor deemed to be a Liquidation Event or an Extraordinary Transaction for any and all purposes hereunder. In the event of a dividend or distribution by the Corporation to the holders of any of its capital stock that is paid on or after the date on which the closing of the eLoyalty Transaction occurs, such dividend or distribution shall be distributed ratably to the holders of the Common Stock and the Preferred Stock on an as-if-converted to Common Stock basis..”

     5. Article IV, Section B.6(h) is hereby amended to add the following after the last sentence of such Section:

     “In the event of the eLoyalty Transaction, no such provisions shall be made with respect to the Series B Convertible Preferred Stock.”

     6. Article IV, Section B.8(b) is hereby amended to add the following after the last sentence of such Section:

     “The notice provisions hereunder shall not apply with respect to the eLoyalty Transaction.”

     7. Article IV, Section C.4(b) is hereby amended to add the following immediately prior to the penultimate sentence of such Section:

     “Notwithstanding anything herein to the contrary, the eLoyalty Transaction shall neither be treated as nor deemed to be a Liquidation Event or an Extraordinary Transaction for any and all purposes hereunder. In the event of a dividend or distribution by the Corporation to the holders of any of its capital stock that is paid on or after the date on which the closing of the eLoyalty Transaction occurs, such dividend or distribution shall be distributed ratably to the holders of the Common Stock and the Preferred Stock on an as-if-converted to Common Stock basis.”

     8. Article IV, Section C.6(h) is hereby amended to add the following after the last sentence of such Section:

     “In the event of the eLoyalty Transaction, no such provisions shall be made with respect to the Series C Convertible Preferred Stock.”

     9. Article IV, Section C.8(b) is hereby amended to add the following after the last sentence of such Section:

     “The notice provisions hereunder shall not apply with respect to the eLoyalty Transaction.”

     Fourth: The foregoing amendment to the Restated Certificate of Incorporation of the corporation has been duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware, and notice of such adoption has been provided in accordance with said Section 228.

     In Witness Whereof, Interelate, Inc. has caused this Certificate to be signed this                     day of July, 2004.

Interelate, Inc.

By:
Laurence Jones,
Chief Executive Officer

EXHIBIT 5.03

PURCHASER CONSENTS

Purchaser is required to file with the Securities and Exchange Commission a Current Report on Form 8-K with respect to the transactions contemplated hereby.

EXHIBIT 8.03(h)

LEGAL OPINION

1.	Seller is validly existing and in good standing under the laws of the State of Delaware.

2.	Seller has the requisite corporate power to enter into the Agreement and the Seller Ancillary Agreements (collectively, the “Transaction Documents”), to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by Seller of the Transaction Documents has been duly authorized by all necessary corporate action on behalf of Seller, including without limitation approval of the Agreement and the transactions contemplated thereby by the requisite votes of the holders of the capital stock of Seller at the Seller Stockholders Meeting. Each of the Transaction Documents has been duly executed and delivered by Seller.

3.	Neither the execution and delivery of the Transaction Documents by Seller, nor the consummation by Seller of the transactions contemplated thereby, including without limitation the filing and effectiveness of the Charter Amendment, did or will (i) violate or conflict with any provision of the Seller Charter, Seller Bylaws or Stockholders Agreement, or (ii) violate, contravene or conflict with any law, statute, rule or regulation applicable to Seller or any Seller Subsidiary.

4.	The Charter Amendment has been duly authorized by all necessary corporate action on behalf of Seller, including without limitation approval by the requisite votes of the holders of the capital stock of Seller at the Seller Stockholders Meeting.

The opinion shall set forth the procedures undertaken by such counsel to review the authorized and outstanding capitalization of Seller for purposes of the opinions set forth above.

EXHIBIT 9.01

OFFERED EMPLOYEES

NAME	INTERELATE TITLE
Autio, Wendy J.	Engineer
Bamlett, Thomas L.	Senior
Benson, Allan F.	Senior
Bornholdt, Jason J	Manager
Dhamne, Jayant G.	Senior
Fenger, Melissa A.	Operator
Feyereisen, Wren S	Director
Franke, James G	VP
Gorans, Robert A.	Senior
Harper, Michael J.	Director
Knecht, Amy	Paralegal
Louks, Brian	Automation Eng
Meyers, Shawn	Engineer
Michaels, Tim K.	Director
Mueller, Michael L	Operator
Narum, Kyle J	Engineer
Navarro, Richard S	Operator
Nielsen, Patrick	PT Email
Phrommany, Phaylot	Support
Shurson, Maureen	Manager
Singleton, Justin	Senior
Smith, Amanda R	Operator
Tait, Don	Controller
Vaughn, Michael B.	Senior
Weidemeijer, Wouter	Engagement Exec
Weigand, Todd C	Director
Yevzelman, Alexandr V	Engineer
Ziegenfuss, Joseph K	Senior